Filed Pursuant to Rule 424(b)(5)

Registration No. 333-41308

PROSPECTUS SUPPLEMENT

(To Prospectus dated May 5, 2005)

8,000,000 Shares

SBA Communications Corporation

Class A Common Stock

We are offering 8,000,000 shares of our Class A common stock. Our Class A common stock is quoted on the Nasdaq National Market System under the symbol “SBAC.” On May 5, 2005, the last reported sale price of our Class A common stock on the Nasdaq National Market was $9.70 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 7 of the accompanying prospectus.

	Per Share	Total
Public offering price	$9.65	$77,200,000

Underwriting discounts and commissions	$0.20	$1,600,000

Proceeds to us (before expenses)	$9.45	$75,600,000

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Lehman Brothers expects to deliver the shares to purchasers on or about May 11, 2005.

May 6, 2005

Prospectus

About This Prospectus Supplement

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not, and the underwriter has not, authorized anyone to provide you with information that is different. This prospectus supplement is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful. You should not assume that the information we have included in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of this prospectus supplement or the accompanying prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference regardless of the time of delivery of this prospectus supplement or of any such shares of our common stock.

This document is in two parts. The first part is this prospectus supplement, which adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering of common stock. This prospectus supplement adds, updates and changes information contained in the accompanying prospectus and the information incorporated by reference. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or any document incorporated by reference, the information in this prospectus supplement shall control.

No dealer, sales person or other person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement and the accompanying prospectus are an offer to sell only the securities specifically offered by it, but only under circumstances and in jurisdictions where it is lawful to do so.

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The Offering

Class A common stock offered by us	8,000,000 shares

Common stock to be outstanding after the offering

73,670,554	shares of Class A common stock (a)
0	shares of Class B common stock

73,670,554 shares of common stock (a)

Voting rights

The Class A common stock and the Class B common stock generally vote as a single class. The Class A common stock has one vote per share and the Class B common stock has ten votes per share. Florida corporate law and our articles of incorporation require separate class votes on some matters. As of May 6, 2005, there were no shares of Class B common stock outstanding. We use the term “common stock” to mean both the Class A and Class B common stock.

Other rights	Each class of common stock has the same rights to dividends and upon liquidation.

Nasdaq National Market symbol	SBAC

Use of proceeds

We estimate that our net proceeds from the offering will be approximately $75.2 million. We expect to use these proceeds to redeem an accreted balance of $68.9 million of the 9¾% senior discount notes due 2011 co-issued by us and SBA Telecommunications, Inc. and to pay the applicable premium for the redemption.

(a)	Does not include (1) 5,548,830 shares of Class A common stock issuable upon exercise of outstanding stock options; (2) 4,185,962 shares that are reserved for issuance upon exercise of options that may be granted in the future under our 2001 Equity Participation Plan; (3) 744,398 shares that are reserved for issuance under our 1999 Employee Stock Purchase Plan or (4) approximately 3,273,389 shares of Class A common stock issuable under our registration statements on Form S-4 in connection with acquisition transactions or earn-out obligations under prior acquisition transactions.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of December 31, 2004 on a historical basis and as adjusted for this offering and the application of the net proceeds. You should read this table in conjunction with “Summary Historical Financial Data” included in the accompanying prospectus and our consolidated financial statements and related notes that are incorporated by reference in the accompanying prospectus.

	As of December 31, 2004
	Actual	As Adjusted
	(in thousands)
	(unaudited)
Cash and cash equivalents	$69,627	$69,627
Restricted cash (1)	2,017	2,017

	$71,644	$71,644

Long-term debt (including current maturities):
Senior secured credit facility	$323,375	$323,375
8½% senior notes due 2012	250,000	250,000
9¾% senior discount notes due 2011	302,437	233,553
10¼% senior notes due 2009 (2)(3)	49,985	49,985

Total long-term debt	925,797	856,913
Class A common stock (200,000 shares authorized; 64,903 shares actual and 72,903, as adjusted, issued and outstanding, respectively) (4)	649	729
Class B common stock (8,100 shares authorized; none issued or outstanding)	—	—
Paid-in capital	740,037	815,557
Accumulated deficit	(829,357)	(837,687)

Total shareholders’ deficit	(88,671)	(21,401)

Total capitalization	$837,126	$835,512

(1)	Restricted cash of $2.0 million as of December 31, 2004 is related to surety bonds issued for our benefit.
(2)	Excludes deferred gain on interest rate swap of $1,909 as of December 31, 2004.
(3)	These notes were redeemed in full on February 1, 2005.
(4)	This number of issued shares does not include (1) 5,548,830 shares of Class A common stock issuable upon exercise of outstanding stock options; (2) 4,185,962 shares that are reserved for issuance upon exercise of options that may be granted in the future under our 2001 Equity Participation Plan; (3) 744,398 shares that are reserved for issuance under our 1999 Employee Stock Purchase Plan or (4) approximately 3,273,389 shares of Class A common stock issuable under our registration statements on Form S-4 in connection with acquisition transactions or earn-out obligations under prior acquisition transactions.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS TO NON-U.S. HOLDERS

The following is a general summary of the material United States federal income and estate tax considerations to a Non-U.S. Holder (as defined below) relevant to the ownership and disposition of shares of Class A common stock. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed United States Treasury regulations promulgated thereunder, Internal Revenue Service (the “IRS”) rulings, official pronouncements and judicial decisions, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, or different interpretations. This summary does not discuss all the tax consequences that may be relevant to a particular Non-U.S. Holder in light of the holder’s particular circumstances and it is not intended to be applicable in all respects to all categories of Non-U.S. Holders, some of whom may be subject to special rules not discussed below. In addition, this summary does not address any state, local or foreign tax considerations that may be relevant to a Non-U.S. Holder’s decision to purchase shares of Class A common stock. Except where noted, this summary deals only with Class A common stock that is held as a capital asset by a Non-U.S. Holder.

For purposes of this discussion, a “Non-U.S. Holder” or a “Non-U.S. person” means a beneficial owner of common stock that is not for United States federal income tax purposes: (1) an individual citizen or resident of the United States, (2) a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof, (3) an estate the income of which is subject to United States federal income taxation regardless of its source or (4) a trust (a) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as described in section 7701(a)(30) of the Code or (b) that has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person. A “U.S. person” is a beneficial owner of common stock that is not a Non-U.S. person. An individual may be deemed to be a resident alien (as opposed to a nonresident alien) of the United States by virtue of being present in the United States on at least 31 days during the calendar year and for an aggregate of at least 183 days during the calendar year and the two preceding calendar years (counting, for this purpose, all the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year). In addition to the “substantial presence test” described in the immediately preceding sentence, an individual may also be treated as a resident alien of the United States if he or she (1) meets the lawful permanent residence test (a so-called “green card” test) or (2) elects to be treated as a United States resident and meets certain presence requirements, including the “substantial presence test” in the immediately following year. Generally, resident aliens are subject to United States federal income and estate tax in the same manner as United States citizens and residents.

Special rules may apply to certain Non-U.S. Holders, such as “controlled foreign corporations,” “passive foreign investment companies,” and United States expatriates, that are subject to special treatment under the Code. Such entities or individuals should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

If a partnership holds shares of Class A common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding shares of Class A common stock, you should consult your tax advisors.

ALL NON-U.S. HOLDERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SHARES OF CLASS A COMMON STOCK IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES.

Dividends on Class A Common Stock

Generally, any dividends paid to a Non-U.S. Holder of Class A common stock will be subject to United States federal withholding tax at a rate of 30% of the amount of the dividend, or at a lower applicable income tax treaty rate. However, if the dividend is effectively connected with the conduct of a United States trade or business of a Non-U.S. Holder (and is attributable to a U.S. permanent establishment of such Non-U.S. Holder if an applicable income tax treaty so requires as a condition for the Non-U.S. Holder to be subject to U.S. income tax on a net income basis in respect of such dividends), it will be subject to United States federal income tax on a net income basis at ordinary graduated federal income tax rates (in which case the “branch profits tax” at a 30% rate (or such lower rate as may be specified in an applicable income tax treaty) may also apply if such Non-U.S. Holder is a foreign corporation), and assuming certain certification requirements are met, will not be subject to the 30% withholding tax.

A Non-U.S. holder of Class A common stock who wishes to claim the benefit of a reduced treaty rate of withholding for dividends will be required (1) to complete IRS Form W-8BEN (or valid substitute or successor form) and certify under penalties of perjury that such holder is not a U.S. person or (2) if the Class A common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain Non-U.S. holders that are pass-through entities rather than corporations or individuals.

A Non-U.S. Holder of Class A common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Disposition of Class A Common Stock

Subject to the discussion of backup withholding below, any gain realized upon a sale or other disposition of Class A common stock by a Non-U.S. Holder ordinarily will not be subject to United States federal income tax unless (1) the gain is effectively connected with a trade or business conducted by such Non-U.S. Holder within the United States (and is attributable to a U.S. permanent establishment of such Non-U.S. Holder, if an applicable income tax treaty so requires as a condition for the Non-U.S. Holder to be subject to U.S. income tax on a net income basis in respect of such gain) (in which case the net gain derived from the sale will be subject to United States federal income tax on a net income basis at ordinary graduated federal income tax rates and the branch profits tax at a 30% rate (or such lower rate as may be specified in an applicable income tax treaty) may also apply if the Non-U.S. Holder is a foreign corporation), (2) in the case of a Non-U.S. Holder that is an individual who holds the Class A common stock as a capital asset, such Non-U.S. Holder is present in the United States for a period or periods aggregating 183 days or more in the taxable year of the sale or other disposition and either (a) has a “tax home” for United States federal income tax purposes in the United States or (b) has an office or other fixed place of business in the United States to which the gain is attributable (in which case the holder will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses (even though the individual is not considered a resident of the United States)), or (3) we are or have been a “United States real property holding corporation” (a “USRPHC”) for United States federal income tax purposes within the lesser of (a) the five-year period ending on the date of the sale or other disposition and (b) the Non-U.S. Holder’s holding period, and, in each case, no income tax treaty exception is applicable. We believe that we are currently a USRPHC. However, any gain recognized by a Non-U.S. Holder on the disposition of the Class A common stock still would not be subject to United States federal income tax if the Class A common stock were to be “regularly traded” (within the meaning of applicable United States Treasury regulations) on an established securities market (such as, for example, the Nasdaq National Market) and the Non-U.S. Holder did not own, directly or constructively, more than 5% of the outstanding Class A common stock at any time during the shorter of (a) the five-year period ending on the date of the sale or other disposition or (b) the Non-U.S. Holder’s holding period. We believe that the Class A common stock will be “regularly traded” (within the meaning of applicable United States Treasury regulations) on an established securities market. Non-U.S. Holders should consult their tax advisors to determine whether an income tax treaty is applicable.

Federal Estate Taxes

Class A common stock that is beneficially owned by an individual Non-U.S. Holder at the time of death will be included in the individual’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

We must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

A Non-U.S. Holder will be subject to backup withholding on dividends on Class A common stock paid to such holder unless such holder certifies under penalties of perjury that it is a Non-U.S. Holder (and we do not have actual knowledge or reason to know that such holder is a U.S. person), or such holder otherwise establishes an exemption.

Payments of the proceeds from the sale by a Non-U.S. Holder of shares of Class A common stock made by or through a foreign office of a broker will generally not be subject to information reporting or backup withholding. If, however, the broker is, for United States federal income tax purposes, a U.S. person, a controlled foreign corporation, a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period or a foreign partnership with certain specified connections to the United States, then information reporting may apply to these payments, unless such broker has documentary evidence in its records that the Non-U.S. Holder is not a U.S. person and certain other conditions are met, or the Non-U.S. Holder otherwise establishes an exemption. Payments of the proceeds from the sale of shares of Class A common stock made by or through the United States office of a broker will be subject to information reporting and backup withholding unless the Non-U.S. Holder certifies under penalties of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that the Non-U.S. Holder is a U.S. person) or otherwise establishes an exemption from information reporting and backup withholding.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such Non-U.S. Holder’s United States federal income tax liability provided the required information is furnished to the IRS.

UNDERWRITING

Under the terms of an underwriting agreement, which will be filed as an exhibit to a current report on Form 8-K and incorporated by reference in this prospectus supplement and the accompanying prospectus, Lehman Brothers Inc. has agreed to purchase from us, and we have agreed to sell to the underwriter, 8,000,000 shares of our common stock.

The underwriting agreement provides that the underwriter’s obligation to purchase shares of common stock depends on the satisfaction of the conditions contained in the underwriting agreement, including:

•	the obligation to purchase all of the shares of common stock offered hereby, if any of the shares are purchased;

•	the representations and warranties made by us to the underwriter are true and correct;

•	there is no material change in the financial markets; and

•	we deliver customary closing documents to the underwriter.

Commissions and Expenses

The underwriter has advised us that the underwriter proposes to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement, and to selected dealers, at such public offering price less a selling concession not in excess of $0.05 per share. After the offering, the underwriter may change the offering price and other selling terms.

The following table summarizes the underwriting discounts and commissions we will pay to the underwriter. The underwriting fee is the difference between the initial price to the public and the amount the underwriter pays us for the shares.

	Per Share	Total
Paid by us	$0.20	$1,600,000

The expenses of the offering that are payable by us are estimated to be $0.4 million (exclusive of underwriting discounts and commissions).

Lock-Up Agreements

We and certain of our directors and executive officers have agreed that, without the prior written consent of Lehman Brothers Inc., we and they will not directly or indirectly, offer, pledge, announce the intention to sell, sell, contract to sell, sell an option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of any common stock or any securities which may be converted into or exchanged for any common stock or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock for a period of 60 days from the date of this prospectus supplement other than permitted transfers.

Indemnification

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriter may be required to make for these liabilities.

Stabilization and Short Positions

In connection with this offering, the underwriter may engage in stabilizing transactions, covering transactions or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Securities Exchange Act of 1934, as amended:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover short positions.

These stabilizing transactions and covering transactions may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor the underwriter make representation that the underwriter will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Passive Market Making

In connection with the offering, the underwriter may engage in passive market making transactions in the common stock on the NASDAQ National Market in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934 during the period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bids at a price not in excess of the highest independent bid of the security. However, if all independent bids are lowered below the passive market maker’s bid that bid must be lowered when specified purchase limits are exceeded.

Electronic Distribution

A prospectus supplement and the accompanying prospectus in electronic format may be made available on the Internet sites or through other online services maintained by the underwriter or by its affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriter may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriter on the same basis as other allocations.

Other than the prospectus supplement and the accompanying prospectus in electronic format, the information on any underwriter’s web site and any information contained in any other web site maintained by the underwriter is not part of the prospectus supplement and the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus form a part, has not been approved and/or endorsed by us or the underwriter in its capacity as underwriter and should not be relied upon by investors.

Stamp Taxes

If you purchase shares of common stock offered in this prospectus supplement and the accompanying prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement and the accompanying prospectus.

Relationships

The underwriter and certain of its affiliates have performed investment banking, commercial banking and advisory services for us from time to time for which they received customary fees and expenses. The underwriter and certain of its affiliates may, from time to time in the future, engage in transactions with and perform services for us in the ordinary course of their business. Lehman Brothers Inc. was an initial purchaser of our 10 1/4% senior notes, 9 3/4% senior discount notes and 8 1/2% senior notes.

LEGAL MATTERS

Certain legal matters relating to the offering will be passed upon for us by Akerman Senterfitt, Miami, Florida. Certain legal matters relating to the Class A common stock will be passed upon for the underwriter by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

The consolidated financial statements of SBA Communications Corporation and Subsidiaries appearing in SBA Communications Corporation’s Form 10-K for the year ended December 31, 2004, and SBA Communications Corporation management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein, have been audited by Ernst & Young LLP, independent certified registered public accounting firm, as set forth in their reports thereon which conclude, among other things, that SBA Communications Corporation did not maintain effective internal control over financial reporting as of December 31, 2004, based on Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, because of the effects of the material weakness described therein, included therein, and incorporated by reference in the accompanying prospectus. Such consolidated financial statements and management’s assessment are incorporated by reference in the accompanying prospectus in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

We file annual, quarterly and special reports with the Commission. Our Commission filings are available over the Internet at the Commission’s web site at http://www.sec.gov. You may also read and copy any document we file at the Commission’s Public Reference Room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges.

We incorporate into this prospectus supplement by reference the following documents filed by us with the Commission, other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K (unless otherwise provided below), each of which should be considered an important part of this prospectus supplement:

Commission Filing (File No. 000-30110)	Period Covered or Date of Filing
Annual Report on Form 10-K	Year ended December 31, 2004
Current Reports on Form 8-K	January 3, 2005, February 28, 2005 and May 5, 2005 (including Item 7.01)
Description of our Class A common stock contained in the Registration Statement on Form 8-A and any amendment or report filed for the purpose of updating such description	June 9, 1999 and January 14, 2002
All subsequent documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934	After the date of this prospectus supplement

You may request a copy of each of our filings at no cost, by writing or telephoning us at the following address, telephone or facsimile number:

SBA Communications Corporation

5900 Broken Sound Parkway NW

Boca Raton, FL 33487

Phone: (561) 995-7670

Fax: (561) 998-3448

Exhibits to a document will not be provided unless they are specifically incorporated by reference in that document.

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

The information in this prospectus supplement and the accompanying prospectus may not contain all of the information that may be important to you. You should read the entire prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference in the prospectus supplement and the accompanying prospectus, before making an investment decision.

PROSPECTUS

$252,700,000

CLASS A COMMON STOCK, PREFERRED STOCK, DEBT SECURITIES,

DEPOSITARY SHARES AND WARRANTS

and

225,000 SHARES OF CLASS A COMMON STOCK

SBA COMMUNICATIONS CORPORATION

This prospectus relates to the public offering by SBA Communications Corporation of up to $252,700,000 of shares of Class A common stock, shares of preferred stock, debt securities, depositary shares and warrants, and the resale of 225,000 shares of our Class A common stock by the selling shareholders listed in this prospectus. The Class A common stock was originally issued to the selling shareholders in private placements. We will not receive any proceeds from the sale of the Class A common stock by the selling shareholders.

When we offer securities, we will provide you with a prospectus supplement describing the terms of the specific issue of securities, including the offering price of the securities. The prospectus supplements may also add, update or change information contained in this prospectus. You should read this prospectus and any supplements carefully before you invest.

Our Class A common stock is traded on the Nasdaq National Market under the symbol “SBAC.” The last reported sale price of our Class A common stock on May 4, 2005 was $9.58 per share. We will make application to list any shares of Class A common stock sold pursuant to a supplement to this prospectus on the Nasdaq National Market. We have not determined whether we will list any of the other securities we may offer on any exchange or over-the-counter market. If we decide to seek the listing of any securities, the supplement will disclose the exchange or market.

Investing in these securities involves risks. See “ Risk Factors” beginning on page 7 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

May 5, 2005

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About this Prospectus

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission utilizing a “shelf” registration process. Under this shelf process, we may, from time to time, sell any combination of securities described in this prospectus in one or more offerings and the selling shareholders may, from time to time, sell up to 225,000 shares of our Class A Common Stock. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any applicable prospectus supplement together with additional information described below under the heading “Where You Can Find More Information; Incorporation by Reference.”

When used in this prospectus and any prospectus supplement, the terms “SBA”, “we”, “our”, and “us” refer to SBA Communications Corporation and it subsidiaries. This summary highlights material information about us and this offering. In addition to reading this summary, you should carefully review the “Risk Factors” section of this document beginning on page 5 and review all of our other filings made with the Commission before you consider investing in our securities.

General

We are a leading independent owner and operator of wireless communications towers in the Eastern third of the United States. We generate revenues from our two businesses, site leasing and site development. In our site leasing business, we lease antenna space to wireless service providers on towers and other structures that we own, manage or lease from others. The towers that we own have been constructed by us at the request of a carrier, built or constructed based on our own initiative or acquired. As of December 31, 2004, we owned 3,060 towers in continuing operations, approximately 60% of which we have built ourselves. In our site development business, we offer wireless service providers assistance in developing and maintaining their own wireless service networks. Since our founding in 1989, we have participated in the development of more than 25,000 antenna sites in 49 of the 51 major wireless markets in the United States.

Site Leasing Services

Our primary focus is the leasing of antenna space on our multi-tenant towers to a variety of wireless service providers under long-term lease contracts. Our site leasing business generates substantially all of our gross profit. Our activities are focused in the Eastern third of the United States where substantially all of our towers are located. We believe that over the long term our site leasing revenues will continue to grow as wireless service providers lease additional antenna space on our towers due to increasing minutes of network use and network coverage requirements. We lease antenna space on the towers we have constructed, the towers we have acquired, and the towers we lease, sublease and/or manage for third parties. Our site leasing revenue comes from a variety of wireless carrier tenants, including ALLTEL, Cingular, Nextel, Sprint PCS, T-Mobile and Verizon Wireless, and we believe our current tower portfolio positions us to take advantage of wireless carriers’ antenna and equipment deployment. We believe our site leasing business is characterized by stable and long-term recurring revenues, predictable operating costs and minimal capital expenditures. Due to the relatively young age and mix of our tower portfolio, we expect future expenditures required to maintain these towers will be minimal. Consequently, we expect to grow our cash flows by adding tenants to our towers at minimal incremental costs by using existing tower capacity or requiring carriers to bear all or a portion of the cost of tower modifications. Because our towers are strategically positioned and our customers typically do not re-locate, we have historically experienced low customer churn as a percentage of revenue. Our lease contracts typically have terms of five years or more with multiple term tenant renewal options and provide for annual rent escalators.

During 2004 we announced our intention to re-commence, on a limited basis, our new build program. The towers under our new build program will be constructed either under build-to-suit arrangements or in locations chosen by us. Under our build-to-suit arrangements, we will build towers for a wireless service provider on a location of their direction. We retain ownership of the tower and the exclusive right to co-locate additional tenants on the tower. In addition, we intend on building towers on locations chosen by us. Based on our knowledge of our customers’ needs, we seek to identify attractive locations for new towers and complete pre-construction procedures necessary to secure the site concurrently with our leasing efforts. Our intent is that each of our new builds will have at least one tenant on the day that it is completed and we expect that many will have multiple tenants. We expect to build a total of 50 to 75 new towers during 2005.

The table below provides information regarding the development and status of our tower portfolio over the past five years.

	As of December 31,
	2000	2001	2002	2003	2004
Towers owned at beginning of period	1,163	2,390	3,734	3,877	3,093
Tower constructed	779	667	141	13	10
Towers acquired	448	677	53	—	5
Towers reclassified/disposed of(1)	—	—	(51)	(797)	(42)

Towers owned at end of period	2,390	3,734	3,877	3,093	3,066

Towers held for sale at end of period	552	815	837	47	6
Towers in continuing operations at end of period	1,838	2,919	3,040	3,046	3,060

Towers owned at end of period	2,390	3,734	3,877	3,093	3,066

(1) Reclassifications reflect the combination for reporting purposes of multiple acquired tower structures on a single parcel of real estate, which we market and customers view as a single location, into a single owned tower site. Dispositions reflect the sale, conveyance or other legal transfer of owned tower sites.

As of December 31, 2004, we had 7,257 tenants on our 3,060 towers included in continuing operations.

At December 31, 2004, our same tower revenue growth (defined as year over year growth on towers owned at December 31, 2003 that were still owned by us at December 31, 2004) was 14% and our same tower site leasing gross profit growth was 20% on the 3,053 towers we owned as of December 31, 2003 and December 31, 2004 in continuing operations.

The following chart includes details regarding our site leasing revenue and gross profit percentage:

	For the year ended December 31,
	2002	2003	2004
	(dollars in thousands)
Site leasing revenue	$115,121	$127,852	$144,004
Percentage of total revenue	53.7%	66.6%	62.2%
Site leasing gross profit percentage contribution of total	79.4%	93.5%	94.1%

To help maximize the revenue and profit we earn from our capital investment in our towers, we provide services at our tower locations beyond the leasing of antenna space. The services we provide, or may provide in the future, include generator provisioning, antenna installation, equipment installation, maintenance, and backhaul, which is the transport of the wireless signals transmitted or received by an antenna to a carrier’s network. Some of these services are part of our site leasing services (e.g., the generator provisioning) and are recurring in nature, and are contracted for by a wireless carrier or other user in a manner similar to the way they lease antenna space.

Site Development Services

Our site development business consists of two segments, site development consulting and site development construction, through which we provide wireless service providers a full range of end-to-end services. In the consulting segment of our site development business, we offer clients the following services: (1) network pre- design; (2) site audits; (3) identification of potential locations for towers and antennas; (4) support in buying or leasing of the location; and (5) assistance in obtaining zoning approvals and permits. In the construction segment of our site development business we provide a number of services, including, but not limited to the following: (1) tower and related site construction; (2) antenna installation; and (3) radio equipment installation, commissioning and maintenance. During 2004, we completed our previously announced plan to exit the services business in the Western portion of the United States based on our determination that this business was no longer beneficial to our site leasing business. Consequently, our services business is focused in the Northeast and Southeast regions of the U.S. In these regions we are involved in major projects with most of the major wireless communications and services companies. Our site development customers include Bechtel Corporation, Cingular, General Dynamics, Nextel, Sprint PCS, T-Mobile and Verizon Wireless.

Business Strategy

Our primary strategy is to capture the maximum benefits from our position as a leading owner and operator of wireless communications towers. Key elements of our strategy include:

Focusing on Site Leasing Business with Stable, Recurring Revenues.    We intend to continue to focus on and allocate substantially all of our capital resources to expanding our site leasing business due to its attractive characteristics such as long-term contracts, built-in rent escalators, high operating margins and low customer churn. The long-term nature of the revenue stream of our site leasing business makes it less volatile than our site development business, which is more reactive to changes in industry conditions. By focusing on our site leasing business, we believe that we can maintain a stable, recurring cash flow stream and reduce our exposure to cyclical changes in customer spending.

Maximizing Use of Tower Capacity.    We generally have constructed our towers to accommodate multiple tenants and a substantial majority of our towers are high capacity lattice or guyed towers. Most of our towers have significant capacity available for additional antennas and we believe that increased use of our towers can be achieved at a low incremental cost. We actively market space on our towers through our internal sales force.

Geographically Focusing our Tower Ownership.    We have decided to focus our tower ownership geographically in the Eastern third of the United States. We believe that focusing our site leasing activities in this smaller geographic area, where we have a higher concentration of towers, will improve our operating efficiencies and reduce our overhead expenses and procure higher revenue per tower.

Disciplined Capital Expenditures While Reducing our Leverage.    Over the last two years, we have successfully reduced our leverage and implemented a disciplined level of capital expenditures. While we plan on selectively investing in new tower builds and/or tower acquisitions that we believe present good business opportunities, we intend that these investments will be consistent with our commitment to proactively manage our level of capital expenditures and reduce our leverage below current levels.

Using our Local Presence to Build Strong Relationships with Major Wireless Service Providers.    Given the nature of towers as location specific communications facilities, we believe that substantially all of what we do is best done locally. Consequently, we have a broad field organization that allows us to develop and capitalize on our experience, expertise and relationships in each of our local markets which in turn enhances our customer relationships. Due to our presence in local markets, we believe we are well positioned to capture additional site leasing business and new tower build opportunities in our markets and identify and participate in site development projects across our markets.

Capturing Other Revenues That Flow From our Tower Ownership.    To help maximize the revenue and profit we earn from capital investment in our towers, we provide services at our tower locations beyond the leasing of antenna space, including antenna installation and equipment installation. Because of our ownership of the tower, our control of the tower site and experience and capabilities in providing installation services, we believe that we are well positioned to perform more of these services and capture the related revenue.

Capitalizing on our Management Experience.    Our management team has extensive experience in site leasing and site development services. Management believes that its industry expertise and strong relationships with wireless carriers will allow us to expand our position as a leading provider of site leasing and site development services.

Principal Executive Offices

Our principal executive offices are located at 5900 Broken Sound Parkway NW, Boca Raton, FL 33487 and our telephone number is (561) 995-7670. We were founded in 1989 and incorporated in Florida in 1997.

Summary Historical Financial Data

The following table sets forth summary historical financial data for the years ended December 31, 2002, 2003 and 2004. The financial data as of and for the fiscal year ended December 31, 2004 have been derived from our audited consolidated financial statements. The financial data as of and for the fiscal years ended December 31, 2003 and 2002 have been derived from, and are qualified by reference to, our restated audited consolidated financial statements. These restated financial statements include adjustments for a change in the method of accounting for certain types of ground leases underlying our tower sites. You should read the information set forth below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes to those consolidated financial statements included in our Annual Report on Form 10-K and incorporated by reference herein.

	For the year ended December 31,
	2002 as restated	2003 as restated	2004

		(audited)
	(in thousands, except for per share data)
Operating Data:
Revenues:
Site leasing	$115,121	$127,852	$144,004
Site development	99,352	64,257	87,478

Total revenues	214,473	192,109	231,482

Cost of revenues (exclusive of depreciation, accretion and amortization shown below):
Cost of site leasing	46,709	47,793	47,283
Cost of site development	81,565	58,683	81,398

Total cost of revenues	128,274	106,476	128,681

Gross profit	86,199	85,633	102,801

Operating expenses:
Selling, general and administrative	32,740	30,714	28,887
Restructuring and other charges	47,762	2,094	250
Asset impairment charges	24,194	12,993	7,092
Depreciation, accretion and amortization	95,627	93,657	90,453

Total operating expenses	200,323	139,458	126,682

Operating loss from continuing operations	(114,124)	(53,825)	(23,881)

Other income (expense):
Interest income	601	692	516
Interest expense, net of amounts capitalized	(54,822)	(81,501)	(47,460)
Non-cash interest expense	(29,038)	(9,277)	(28,082)
Amortization of debt issuance costs	(4,480)	(5,115)	(3,445)
Write-off of deferred financing fees and loss on extinguishment of other debt	—	(24,219)	(41,197)
Other	(169)	169	236

Total other expense	(87,908)	(119,251)	(119,432)

Loss from continuing operations before cumulative effect of changes in accounting principles	(202,032)	(173,076)	(143,313)
Provision for income taxes	(300)	(1,729)	(710)

Loss from continuing operations before cumulative effect of change in accounting principle	(202,332)	(174,805)	(144,023)

(Loss) gain from discontinued operations, net of income taxes	(4,081)	202	(3,257)

Loss before cumulative effect of change in accounting principle	(206,413)	(174,603)	(147,280)

Cumulative effect of change in accounting principle(1)	(60,674)	(545)	—

Net loss	$(267,087)	$(175,148)	$(147,280)

Basic and diluted loss per common share amounts:
Loss from continuing operations before cumulative effect of change in accounting principle	$(4.01)	$(3.35)	$(2.47)
(Loss) gain from discontinued operations	(0.08)	—	(0.05)
Cumulative effect of change in accounting principle	(1.20)	(0.01)	—

	$(5.29)	$(3.36)	$(2.52)

Basic and diluted weighted average shares outstanding	50,491	52,204	58,420

	As of December 31,
	2002 as restated	2003 as restated	2004
	(unaudited)	(audited)	(audited)
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$61,141	$8,338	$69,627
Short-term investments	—	15,200	—
Restricted cash(2)	—	10,344	2,017
Property and equipment (net)	922,392	830,145	745,831
Total assets	1,279,267	958,252	917,244
Total debt(3)	1,024,282	870,758	927,706
Total shareholders’ equity (deficit)	161,024	(1,566)	(88,671)

	For the year ended December 31,
	2002	2003	2004
		(audited)
	(in thousands)
Other Data:
Cash provided by (used in):
Operating activities	$17,807	$(29,808)	$14,216
Investing activities	(102,716)	155,456	1,326
Financing activities	132,146	(178,451)	45,747

	For the year ended December 31,
	2002	2003	2004
	(in thousands)
Towers owned at the beginning of period	3,734	3,877	3,093
Towers constructed	141	13	10
Towers acquired	53	—	5
Towers reclassified/disposed of(4)	(51)	(797)	(42)

Total towers owned at the end of period	3,877	3,093	3,066

Total held for sale at end of period	837	47	6
Towers in continuing operations at end of period	3,040	3,046	3,060

	3,877	3,093	3,066

(1) The Company adopted FAS 143, “Asset Retirement Obligations” effective January 1, 2003 and FAS 142, “Goodwill and other Intangible Assets” effective January 1, 2002. See Note 6 to the consolidated financial statements included in our Annual Report on Form 10-K and incorporated by reference herein.

(2) Restricted cash of $2.0 million as of December 31, 2004 is related to surety bonds issued for our benefit. Restricted cash of $10.3 million as of December 31, 2003 consists of $7.3 million of cash held by an escrow agent in accordance with certain provisions of the Western tower sale agreement and $3.0 million related to surety bonds issued for our benefit.

(3) Includes deferred gain on interest rate swap of $1.9 million as of December 31, 2004, $4.6 million as of December 31, 2003 and $5.2 million as of December 31, 2002, respectively.

(4) Reclassifications reflect the combination for reporting purposes of multiple acquired tower structures on a single parcel of real estate, which we market and customers view as a single location, into a single owned tower site. Dispositions reflect the sale, conveyance or other legal transfer of owned tower sites.

Restatement of Financials

On February 7, 2005, the Office of the Chief Accountant of the Commission issued a letter to the American Institute of Certified Public Accountants expressing its views regarding certain operating lease accounting issues and their application under generally accepted accounting principles in the United States of America. In light of this letter, we initiated a review of our accounting practices and determined that we would adjust our method of accounting for certain types of ground leases underlying our tower sites and amortization of tower assets. As a result, we have restated our consolidated financial statements for each of the fiscal years ended December 31, 2003 and 2002 included in our Annual Report on Form 10-K for the year ended December 31, 2004. Based on the definition of “material weakness” in the Public Company Accounting Oversight Board’s Auditing Standard No. 2, An Audit of Internal Control Over Financial Reporting Performed in Conjunction With an Audit of Financial Statements, restatement of financial statements in prior filings with the SEC is a strong indicator of the existence of a “material weakness” in the design or operation of internal control over financial reporting. Based on such definition, the Company’s management and the Company’s independent registered public accountants concluded that a material weakness existed in the Company’s internal control over financial reporting as of December 31, 2004. The Company believes it has remediated this material weakness in internal control over financial reporting by conducting a review of its accounting related to ground leases, and correcting its method of accounting for ground rent expense.

Risk Factors

You should carefully consider the following risks before making an investment decision. These and other risks could materially and adversely affect our business, operating results or financial condition. You should also refer to the other information contained or incorporated by reference in this prospectus, before making an investment decision.

Risks Related to Our Business

We may not be able to service our substantial indebtedness.

As indicated below, we have and will continue to have a significant amount of indebtedness relative to our equity.

	As of December 31,
	2003	2004
	(in thousands)
Total indebtedness*	$866,199	$925,797
Shareholders’ deficit	$(1,566)	$(88,671)

*	Excludes deferred gain on interest rate swap of $1,909 at December 31, 2004 and $4,559 at December 31, 2003.

Our ability to service our debt obligations will depend on our future operating performance. Our earnings were insufficient to cover our fixed charges for the year ended December 31, 2004 by $143.3 million and $173.1 million for the year ended December 31, 2003. Based on our outstanding debt at December 31, 2004 we would require approximately $46.0 million of cash flow from operating activities (before net cash interest expenses) to discharge our cash interest and principal obligations for the year ending December 31, 2005. By comparison, for the year ended December 31, 2004, we generated $93.2 million of cash flow from operating activities (before net cash interest expenses). In order to manage our substantial amount of indebtedness, we may from time to time sell assets, issue equity, or repurchase, restructure or refinance some or all of our debt (all of which we have done at various times in the last two years). In 2003, we sold 784 towers located in the Western two-thirds of the United States and realized gross proceeds of $196.7 million. We may not be able to effectuate any of these alternative strategies on satisfactory terms in the future, if at all. The implementation of any of these alternative strategies may dilute our current shareholders or subject us to additional costs or restrictions on our ability to manage our business and as a result could have a material adverse effect on our financial condition and growth strategy.

We may not have sufficient liquidity or cash flow from operations to repay the remaining amount of our outstanding senior credit facility, our 9 3/4% senior discount notes or our 8 1/2% senior notes upon their respective maturities. Therefore, prior to the maturity of our outstanding debt we may be required to refinance and/or restructure some or all of this debt. We cannot assure you that we will be able to refinance or restructure this debt on acceptable terms or at all. If we were unable to refinance, restructure or otherwise repay the principal amount of this debt upon its maturity, we may need to sell assets, cease operations and/or file for protection under the bankruptcy laws.

As of December 31, 2004, we had approximately $36.5 million of additional borrowing capacity under our senior credit facility, subject to maintenance covenants, borrowing base limitations and other conditions. Furthermore, we and our subsidiaries may be able to incur significant additional indebtedness in the future, subject to the restrictions contained in our debt instruments, some of which may be secured debt.

We may not secure as many site leasing tenants as planned or our lease rates on new leases may decline.

If tenant demand for tower space or our lease rates on new leases decrease, we may not be able to successfully grow our site leasing business. This may have a material adverse effect on our strategy, revenue growth and our ability to satisfy our financial and other contractual obligations. Our plan for the growth of our site leasing business largely depends on our management’s expectations and assumptions concerning future tenant demand and potential lease rates for independently owned towers.

If our wireless service provider customers combine their operations to a significant degree, our growth, our revenue and our ability to service our indebtedness could be adversely affected.

Demand for our services may decline if there is significant consolidation among our wireless service provider customers as they may then reduce capital expenditures in the aggregate because many of their existing networks and expansion plans overlap. In January 2003, the spectrum cap, which previously prohibited wireless carriers from owning more than 45 MHz of spectrum in any given geographical area, expired. Some wireless carriers have consolidated with each other and others may be encouraged to consolidate with each other as a result of this regulatory change and as a means to strengthen their financial condition. Economic conditions have resulted in the consolidation of several wireless service providers and this trend is likely to continue. To the extent that our customers consolidate, they may not renew any duplicative leases that they have on our towers and/or may not lease as many spaces on our towers in the future. This would adversely affect our growth, our revenue and our ability to service our indebtedness. In October 2004, Cingular acquired AT&T Wireless. As of December 31, 2004, Cingular and AT&T were both tenants on 355 of our 3,060 towers. The contractual revenue generated by both of these tenants on these 355 towers at December 31, 2004 was approximately $16 million. If, as a result of this transaction, Cingular were not to renew duplicate leases, we could lose up to 50% of such revenue. The average remaining contractual life of such duplicate leases was approximately two years.

In January 2005, Sprint PCS and Nextel agreed to merge, which is expected to be consummated in the second half of 2005. As of December 31, 2004, Sprint PCS and Nextel were both tenants on 349 of our 3,060 towers. The contractual revenue generated by both of these tenants on the 349 towers at December 31, 2004 was approximately $16 million. If this merger is consummated and either Sprint PCS or Nextel were not to renew duplicate leases, we could lose up to 50% of such revenue. The average remaining contractual life of such duplicate leases was approximately 2 years.

Similar consequences may occur if wireless service providers engage in extensive sharing or roaming or resale arrangements as an alternative to leasing our antenna space. Wireless voice service providers frequently enter into roaming agreements with competitors allowing them to use another’s wireless communications facilities to accommodate customers who are out of range of their home provider’s services. Wireless voice service providers may view these roaming agreements as a superior alternative to leasing antenna space on communications sites owned or controlled by us or others. The proliferation of these roaming agreements could have a material adverse effect on our revenue.

We depend on a relatively small number of customers for most of our revenue.

We derive a significant portion of our revenue from a small number of customers, particularly in our site development services business. The loss of any significant customer could have a material adverse effect on our revenue.

The following is a list of significant customers and the percentage of our total revenues for the specified time periods derived from these customers:

	Percentage of Total Revenues For the year ended December 31,
	2002	2003	2004
Cingular (including AT&T Wireless)	14.5%	20.3%	22.7%
Sprint PCS	5.2%	8.6%	15.7%
Bechtel Corporation*	13.8%	10.4%	6.1%

We also have client concentrations with respect to revenues in each of our financial reporting segments:

	Percentage of Site Leasing Revenues For the year ended December 31,
	2002	2003	2004
Cingular (including AT&T Wireless)	16.9%	28.0%	27.5%
Verizon	11.7%	10.0%	9.5%
Nextel	11.3%	6.5%	7.3%

	Percentage of Site Development Consulting Revenue For the year ended December 31,
	2002	2003	2004
Bechtel Corporation*	46.2%	40.3%	24.7%
Cingular (including AT&T Wireless)	16.0%	4.3%	26.6%
VerizonWireless	4.5%	13.6%	26.1%
Horizon	13.1%	1.5%	—

	Percentage of Site Development Construction Revenue For the year ended December 31,
	2002	2003	2004
Bechtel Corporation*	26.2%	28.9%	14.5%
Sprint PCS	3.0%	13.1%	35.8%
Cingular (including AT&T Wireless)	13.2%	5.4%	12.5%
T-Mobile	10.7%	7.5%	3.9%

*	Substantially all of the work performed for Bechtel Corporation was for its clients Cingular and AT&T Wireless.

Revenues from these clients are derived from numerous different site leasing contracts and site development contracts. Each site leasing contract relates to the lease of space at an individual tower site and is generally for an initial term of five years renewable for five five-year periods at the option of the tenant. Our site development customers engage us on a project-by-project basis, and a customer can generally terminate an assignment at any time without penalty. In addition, a customer’s need for site development services can decrease, and we may not be successful in establishing relationships with new customers. Furthermore, our existing customers may not continue to engage us for additional projects.

Our substantial indebtedness may negatively impact our ability to implement our business plan.

Our substantial indebtedness may negatively impact our ability to implement our business plan. For example, it could:

•	limit our ability to fund future working capital, capital expenditures and development costs;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	increase our vulnerability to general economic and industry conditions;

•	subject us to interest rate risk;

•	place us at a competitive disadvantage to our competitors that are less leveraged;

•	require us to sell debt or equity securities or sell some of our core assets, possibly on unfavorable terms, to meet payment obligations; and

•	limit our ability to borrow additional funds.

We are dependent on the financial stability of our customers and any deterioration in their financial condition may reduce the demand for our services which would adversely affect our growth strategy, revenues and financial condition.

Our business depends on the financial stability of our customers. The economic slowdown and intense competition in the wireless and telecommunications industries over the past several years have impaired the financial condition of some of our customers, certain of which operate with substantial leverage and certain of which have filed or may file for bankruptcy. The financial uncertainties facing our customers could reduce demand for our communications sites, increase our bad debt expense and reduce prices on new customer contracts. This could affect our ability to satisfy our obligations.

In addition, we may be negatively impacted by our customers’ limited access to debt and equity capital. Recently when capital market conditions were difficult for the telecommunications industry, wireless service providers conserved capital by not spending as much as originally anticipated to finance expansion activities. This decrease adversely impacted demand for our services and consequently our financial condition. As a result, we adjusted our business during 2002 and early 2003 to significantly reduce and subsequently suspend any material investment for new towers and our site development activities. If our customers are not able to access the capital markets in the future, our growth strategy, revenues and financial condition may again be adversely affected.

Our debt instruments contain restrictive covenants that could adversely affect our business.

Our senior credit facility and the indentures governing our outstanding notes each contain certain restrictive covenants. Among other things, these covenants restrict our ability to:

•	incur additional indebtedness;

•	sell assets;

•	pay dividends, or repurchase our common stock;

•	make certain investments;

•	engage in other restricted payments;

•	engage in mergers or consolidations;

•	incur liens; and

•	enter into affiliate transactions.

If we fail to comply with these covenants, it could result in an event of default under one or all of these debt instruments. The acceleration of amounts due under one of our debt instruments would also cause a cross-default under our other debt instruments.

SBA Senior Finance Inc. (“SBA Senior Finance”), which owns, directly or indirectly, all of the common stock of our operating subsidiaries, is the borrower under our senior credit facility. The senior credit facility requires SBA Senior Finance to maintain specified financial ratios, including ratios regarding SBA Senior Finance’s debt to annualized operating cash flow, debt service, cash interest expense and fixed charges for each quarter. In addition, the senior credit facility contains additional negative covenants that, among other things, restrict our ability to commit to capital expenditures and build towers without anchor tenants. Our ability to meet these financial ratios and tests and comply with these covenants can be affected by events beyond our control, and we may not be able to do so. A breach of any of these covenants, if not remedied within the specified period, could result in an event of default under the senior credit facility.

Upon the occurrence of any default, our senior credit facility lenders can prevent us from borrowing any additional amounts under the senior credit facility. In addition, upon the occurrence of any event of default, other than certain bankruptcy events, senior credit facility lenders, by a majority vote, can elect to declare all amounts of principal outstanding under the senior credit facility, together with all accrued interest, to be immediately due and payable. The acceleration of amounts due under our senior credit facility would cause a cross-default under our indentures, thereby permitting the acceleration of such indebtedness. If the indebtedness under the senior credit facility and/or indebtedness under our outstanding notes were to be accelerated, our current assets would not be sufficient to repay in full the indebtedness. If we were unable to repay amounts that become due under the senior credit facility, the senior credit lenders could proceed against the collateral granted to them to secure that indebtedness. Substantially all of our assets are pledged as security under the senior credit facility. In such an event of default, our assets may not be sufficient to satisfy our obligations under the notes.

Due to the long-term expectations of revenue from our tenant leases, we are very sensitive to the creditworthiness of our tenants.

Due to the long-term nature of our tenant leases, we, like others in the tower industry, are dependent on the continued financial strength of our tenants. Wireless service providers often operate with substantial leverage, and financial problems for our customers could result in uncollected accounts receivable, the loss of customers and lower than anticipated lease revenues. During the past three years, a number of our site leasing customers have filed for bankruptcy including almost all of our paging customers. Although these bankruptcies have not had a material adverse effect on our business or revenues, any future bankruptcies may have a material adverse effect on our business, revenues, and/or the collectability of our accounts receivable.

Our quarterly operating results for our site development services fluctuate and therefore should not be considered indicative of our long-term results.

The demand for our site development services fluctuates from quarter to quarter and should not be considered as indicative of long-term results. Numerous factors cause these fluctuations, including:

•	the timing and amount of our customers’ capital expenditures;

•	the size and scope of our projects;

•	the business practices of customers, such as deferring commitments on new projects until after the end of the calendar year or the customers’ fiscal year;

•	delays relating to a project or tenant installation of equipment;

•	seasonal factors, such as weather, vacation days and total business days in a quarter;

•	the use of third party providers by our customers;

•	the rate and volume of wireless service providers’ network development; and

•	general economic conditions.

Although the demand for our site development services fluctuates, we incur significant fixed costs, such as maintaining a staff and office space in anticipation of future contracts. In addition, the timing of revenues is difficult to forecast because our sales cycle may be relatively long. Therefore, we may not be able to adjust our cost structure in a timely basis to adjust to market slowdowns.

We are not profitable and expect to continue to incur losses.

We are not profitable. The following chart shows the net losses we incurred for the periods indicated:

	For the year ended December 31,
	2002 as restated	2003 as restated	2004
	(in thousands)
Net Loss	$(267,087)	$(175,148)	$(147,280)

Our losses are principally due to significant interest expense and depreciation and amortization in each of the periods presented above. For the year ended December 31, 2004, we recorded an asset impairment charge of $7.1 million and a charge associated with the write-off of deferred financing fees and loss on the extinguishment of debt of $41.2 million. We recorded an asset impairment charge of $13.0 million, a charge associated with the loss from write-off of deferred financing fees and extinguishment of debt of $24.2 million, and a restructuring charge of $2.1 million during the year ended December 31, 2003. We recorded restructuring and other charges of $47.8 million, a $60.7 million charge related to the cumulative effect of a change in accounting principle related to the adoption of SFAS No. 142, and an asset impairment charge of $24.2 million in the year ended December 31, 2002. We expect to continue to incur significant losses which may affect our ability to service our indebtedness.

Increasing competition in the tower industry may adversely affect us.

Our industry is highly competitive, particularly with respect to securing quality tower assets and adequate capital to support tower networks. Competitive pressures for tenants on their towers from these competitors could adversely affect our lease rates and services income. In addition, the loss of existing customers or the failure to attract new customers would lead to an accompanying adverse effect on our revenues, margins and financial condition. Increasing competition could also make the acquisition of quality tower assets more costly.

We compete with:

•	wireless service providers that own and operate their own towers and lease, or may in the future decide to lease, antenna space to other providers;

•	site development companies that acquire antenna space on existing towers for wireless service providers, manage new tower construction and provide site development services;

•	other large independent tower companies; and

•	smaller local independent tower operators.

Wireless service providers that own and operate their own tower networks and several of the other tower companies generally are substantially larger and have greater financial resources than we do. We believe that tower location and capacity, quality of service, density within a geographic market and, to a lesser extent, price historically have been and will continue to be the most significant competitive factors affecting the site leasing business.

The site development market includes participants from a variety of market segments offering individual, or combinations of, competing services. We believe that a company’s experience, track record, local reputation, price and time for completion of a project have been and will continue to be the most significant competitive factors affecting the site development business.

We may not be able to build and/or acquire as many towers as we anticipate.

We currently intend to build 50 to 75 new towers during 2005 and to consummate a limited number of tower acquisitions. However, our ability to build these new towers is dependent upon (1) the availability of sufficient capital to fund construction, (2) our ability to locate, and acquire at commercially reasonable prices, attractive locations for such towers and (3) our ability to obtain the necessary zoning and permits.

Our ability to consummate tower acquisitions is also subject to risks. Specifically, these risks include (1) our ability to identify those towers that would be attractive to our clients and accretive to our revenues, (2) our ability to negotiate and consummate agreements to acquire such towers and (3) sufficient capital to fund such acquisitions. Due to these risks, it may take longer to complete our new tower builds than anticipated, the costs of constructing or acquiring these towers may be higher than we expect or we may not be able to add as many towers as we had planned in 2005. If we are not able to increase our tower portfolio as anticipated, it could negatively impact our ability to make our goals for site leasing revenue.

The loss of the services of certain of our key personnel or a significant number of our employees may negatively affect our business.

Our success depends to a significant extent upon performance and active participation of our key personnel. We cannot guarantee that we will be successful in retaining the services of these key personnel. We have employment agreements with Jeffrey A. Stoops, our President and Chief Executive Officer, Kurt L. Bagwell, our Senior Vice President and Chief Operating Officer, and Thomas P. Hunt, our Senior Vice President and General Counsel. We do not have employment agreements with any of our other key personnel. If we were to lose any key personnel, we may not be able to find an appropriate replacement on a timely basis and our results of operations could be negatively affected. Further, the loss of a significant number of employees or our inability to hire a sufficient number of qualified employees could have a material adverse effect on our business.

New technologies and their use by carriers may have a material adverse effect on our growth rate and results of operations.

The emergence of new technologies could reduce the demand for space on our towers. For example, the development of and use of products that would permit multiple wireless carriers to use a single antenna, share networks or increase the range and capacity of an antenna could reduce the number of antennas needed by our customers. In addition, the deployment of WiFi and WiMax technologies could impact the network needs of our existing customers providing wireless telephony services. This could have a material adverse effect on our growth rate and results of operations.

Our costs could increase and our revenues could decrease due to perceived health risks from radio frequency (“RF”) energy.

The government imposes requirements and other guidelines on our towers relating to RF energy. Exposure to high levels of RF energy can cause negative health effects.

The potential connection between exposure to low levels of RF energy and certain negative health effects, including some forms of cancer, has been the subject of substantial study by the scientific community in recent years. According to the FCC, the results of these studies to date have been inconclusive. However, public perception of possible health risks associated with cellular and other wireless communications media could slow the growth of wireless companies, which could in turn slow our growth. In particular, negative public perception of, and regulations regarding, health risks could cause a decrease in the demand for wireless communications services. Moreover, if a connection between exposure to low levels of RF energy and possible negative health effects, including cancer, were demonstrated, we could be subject to numerous claims. If we were subject to claims relating to RF energy, even if such claims were not ultimately found to have merit, our financial condition could be materially and adversely affected.

Our business is subject to government regulations and changes in current or future regulations could harm our business.

We are subject to federal, state and local regulation of our business. In particular, both the FCC and FAA regulate the construction and maintenance of antenna towers and structures that support wireless communications and radio and television antennas. In addition, the FCC separately licenses and regulates wireless communications equipment and television and radio stations operating from such towers and structures. FAA and FCC regulations govern construction, lighting, painting and marking of towers and structures and may, depending on the characteristics of the tower or structure, require registration of the tower or structure. Certain proposals to construct new towers or structures or to modify existing towers or structures are reviewed by the FAA to ensure that the tower or structure will not present a hazard to air navigation.

Antenna tower owners and antenna structure owners may have an obligation to mark or paint towers or structures or install lighting to conform to FAA standards and to maintain such marking, painting and lighting.

Antenna tower owners and antenna structure owners may also bear the responsibility of notifying the FAA of any lighting outages. Certain proposals to operate wireless communications and radio or television stations from antenna towers and structures are also reviewed by the FCC to ensure compliance with environmental impact requirements. Failure to comply with existing or future applicable requirements may lead to civil penalties or other liabilities and may subject us to significant indemnification liability to our customers against any such failure to comply. In addition, new regulations may impose additional costly burdens on us, which may affect our revenues and cause delays in our growth.

Local regulations, including municipal or local ordinances, zoning restrictions and restrictive covenants imposed by community developers, vary greatly, but typically require antenna tower and structure owners to obtain approval from local officials or community standards organizations prior to tower or structure construction or modification. Local regulations can delay, prevent, or increase the cost of new construction, co-locations, or site upgrade projects, thereby limiting our ability to respond to customer demand. In addition, new regulations may be adopted that increase delays or result in additional costs to us. These factors could have a material adverse effect on our future growth and operations.

Our towers are subject to damage from natural disasters.

Our towers are subject to risks associated with natural disasters such as tornadoes and hurricanes. We maintain insurance to cover the estimated cost of replacing damaged towers, but these insurance policies are subject to loss limits and deductibles. We also maintain third party liability insurance, subject to deductibles, to protect us in the event of an accident involving a tower. A tower accident for which we are uninsured or underinsured, or damage to a significant number of our towers, could require us to make significant capital expenditures and may have a material adverse effect on our operations or financial condition.

We could have liability under environmental laws that could have a material adverse effect on our business, financial condition and results of operations.

Our operations, like those of other companies engaged in similar businesses, are subject to the requirements of various federal, state, local and foreign environmental and occupational safety and health laws and regulations, including those relating to the management, use, storage, disposal, emission and remediation of, and exposure to, hazardous and non-hazardous substances, materials, and wastes. As owner, lessee or operator of numerous tower sites, we may be liable for substantial costs of remediating soil and groundwater contaminated by hazardous materials, without regard to whether we, as the owner, lessee or operator, knew of or were responsible for the contamination. We may be subject to potentially significant fines or penalties if we fail to comply with any of these requirements. The current cost of complying with these laws is not material to our financial condition or results of operations. However, the requirements of these laws and regulations are complex, change frequently, and could become more stringent in the future. It is possible that these requirements will change or that liabilities will arise in the future in a manner that could have a material adverse effect on our business, financial condition and results of operations.

Our dependence on our subsidiaries for cash flow may negatively affect our business.

We are a holding company with no business operations of our own. Our only significant asset is and is expected to be the outstanding capital stock of our subsidiaries. We conduct, and expect to conduct, all of our business operations through our subsidiaries. Accordingly, our ability to pay our obligations, including the principal and interest, premium, if any, and additional interest, if any, on our outstanding 9 3/4% senior discount notes and our 8 1/2% senior notes, is dependent upon dividends and other distribution from our subsidiaries to us.

Other than amounts required to make interest and principal payments on the notes, we currently expect that the earnings and cash flow of our subsidiaries will be retained and used by them in their operations, including servicing their debt obligations. Our operating subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise to pay the principal, interest and other amounts on the notes or make any funds available to us for payment. The ability of our operating subsidiaries to pay dividends or transfer assets to us may be restricted by applicable state law and contractual restrictions, including the terms of the senior credit facility. Although the indenture governing the notes will limit the ability of our operating subsidiaries to enter into consensual restrictions on their ability to pay dividends to us, these limitations are subject to a number of significant qualifications and exceptions.

Our issuance of equity securities may trigger a future ownership change which may negatively impact our ability to utilize net operating loss deferred tax assets in the future.

The issuance of equity securities under the terms of this registration statement may increase the chance that we will have a future ownership change under Section 382 of the Internal Revenue Code of 1986. We may also have a future ownership change, outside of our control, caused by future equity transactions by our current shareholders without any issuance of equity securities under the terms of this registration statement. Depending on our market value at the time of such future ownership change, an ownership change under Section 382 could negatively impact our ability to utilize our net operating loss deferred tax assets in the event we generate future taxable income. Currently we have recorded a full valuation allowance against our net operating loss deferred tax asset because we have concluded that our loss history indicates that it is not “more likely than not” that such deferred tax assets will be realized.

Special Note Regarding Forward Looking Statements

This prospectus and the documents incorporated by reference in this prospectus contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements concern expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. Specifically, this prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements including those regarding:

•	our estimates regarding our liquidity, capital expenditures and sources of both, and our ability to fund operations and meet our obligations as they become due;

•	our ability to sell those towers accounted for in discontinued operations and the timing of such sales;

•	our belief that we will experience continued long-term growth of our site leasing revenues due to increasing minutes of use and network coverage and capacity requirements;

•	our strategy to focus our business on the site leasing business, and the consequential shift in our revenue stream and gross profits from project driven revenues to recurring revenues, predictable operating costs and minimal capital expenditures;

•	our belief that focusing our site leasing activities in the Eastern third of the United States will improve our operating efficiencies, reduce overhead expenses and procure higher revenue per tower;

•	our expectation of growing our cash flows by using existing tower capacity or requiring carriers to bear all or a portion of the cost of tower modifications;

•	our belief that our towers have significant capacity to accommodate additional tenants and increased use of our towers can be achieved at a low incremental cost;

•	our intention to selectively invest in new tower builds and/or tower acquisitions;

•	our expectations regarding our new build program and our intent to build 50-75 new towers in 2005;

•	our intent that each new build will at least have one tenant upon completion and our expectation that many will have multiple tenants;

•	our belief regarding our position to capture additional site leasing business in our markets and identify and participate in site development projects across our markets;

•	our estimates regarding our annual debt service and cash interest requirements in 2005 and thereafter; and

•	our estimates regarding cash savings in debt service and amortization payments in 2005 as a result of our debt refinancing activities.

These forward-looking statements reflect our current views about future events and are subject to risks, uncertainties and assumptions. We wish to caution readers that certain important factors may have affected and could in the future affect our actual results and could cause actual results to differ significantly from those expressed in any forward-looking statement. The most important factors that could prevent us from achieving our goals, and cause the assumptions underlying forward-looking statements and the actual results to differ materially from those expressed in or implied by those forward-looking statements include, but are not limited to, the following:

•	our inability to sufficiently increase our revenues and maintain or decrease expenses and cash capital expenditures to permit us to fund operations and meet our obligations as they become due;

•	the inability of our clients to access sufficient capital or their unwillingness to expend capital to fund network expansion or enhancements;

•	our ability to continue to comply with covenants and the terms of our senior credit facility and to access sufficient capital to fund our operations;

•	our ability to secure as many site leasing tenants as planned;

•	our ability to expand our site leasing business and maintain or expand our site development business;

•	our ability to successfully build 50-75 new towers in 2005;

•	our ability to successfully implement our strategy of having at least one tenant on each new build upon completion;

•	our ability to successfully address zoning issues;

•	our ability to retain current lessees on our towers;

•	the actual amount and timing of services rendered and revenues received under our contract with Sprint;

•	our ability to realize economies of scale from our tower portfolio; and

•	the continued use of towers and dependence on outsourced site development services by the wireless communications industry.

Ratio of Earnings to Fixed Charges

For purposes of calculating the ratio of earnings to fixed charges, earnings represent net loss before income taxes, cumulative effect of changes in accounting principles, discontinued operations and dividends on preferred stock. Fixed charges consist of interest expense, the component of rental expense believed by management to be representative of the interest factor thereon, amortization of original issue discount and debt issue costs and preferred dividends. The ratio of earnings to fixed charges was .12x for 2000. We had a deficiency in earnings to fixed charges of $140.0 million for 2001, $202.0 million for 2002, $173.1 million for 2003 and $143.3 million for 2004. Additionally, there were no preference dividends paid for the years ended December 31, 2000, 2001, 2002, 2003 and 2004, therefore the ratio of combined fixed charges and preference dividends to earnings is equivalent to the ratio of earnings to fixed charges.

Dividend Policy

We have never paid dividends on the common stock, and we do not anticipate paying dividends in the foreseeable future. Any determination to pay cash dividends in the future will be at the discretion of our Board of

Directors and will depend upon our results of operations, financial condition, contractual restrictions and other factors deemed relevant at that time by the Board of Directors.

Our ability to pay dividends on the common stock is dependent upon the ability of our subsidiaries to pay dividends, or otherwise loan, advance or transfer funds, to us. The terms of our indebtedness impose limitations on our ability to pay dividends or make other distributions on our capital stock.

Use of Proceeds

Unless otherwise indicated in the prospectus supplement, the net proceeds from the sale of securities offered by this prospectus will be used to finance the construction and acquisition of towers and related businesses, repay outstanding debt and for general working capital purposes.

The Securities

We may from time to time offer under this prospectus, separately or together:

•	shares of Class A common stock;

•	shares of preferred stock, which may be represented by depositary shares as described below;

•	unsecured senior or subordinated debt securities; and

•	warrants to purchase shares of (i) Class A common stock; (ii) preferred stock; (iii) depositary shares and (iv) debt securities.

The aggregate initial offering price of the offered securities will not exceed $252,700,000.

Description of Capital Stock

Our authorized capital stock consists of 200,000,000 shares of Class A common stock, par value $.01 per share, 8,100,000 shares of Class B common stock, par value $.01 per share, and 30,000,000 shares of preferred stock, par value $.01 per share. We currently have five designated series of preferred stock consisting of 8,050,000 shares of 4% Series A Convertible Preferred Stock, par value $.01 per share, 8,050,000 shares of 4% Series B Redeemable Preferred Stock, par value $.01 per share, 4,472,272 shares of 4% Series C Convertible Preferred Stock, par value $.01 per share, 4,472,272 shares of 4% Series D Redeemable Preferred Stock, par value $.01 per share, and 100,000 shares of Series E Junior Participating Preferred Stock, par value $.01 per share. These shares of preferred stock have been designated as to series and are available for issuance from time to time in one or more series at the discretion of our Board of Directors. In addition, our Board of Directors may designate additional series of preferred stock, remove any series of preferred stock, establish or modify the number of shares to be included in each such series, and fix the designation, powers, preferences, rights, restrictions and limitations of the shares of each such series of preferred stock without any further vote or action by our shareholders. Any issuance of preferred stock could be used to discourage, delay or make more difficult a change in control.

We have two classes of authorized common stock: Class A common stock and Class B common stock. The Class A common stock has one vote per share. The Class B common stock has ten votes per share. All outstanding shares of Class A common stock are validly issued, fully paid and non-assessable. As of April 30, 2005, there were 172 record holders of the Class A common stock and 0 record holders of the Class B common stock.

As of April 30, 2005, our outstanding capital stock consisted of 65,670,554 shares of Class A common stock and no shares of Class B common stock. No other shares of any class or series were issued and outstanding as of April 30, 2005. In addition, we have reserved (1) 5,548,830 shares of Class A common stock issuable upon exercise of outstanding stock options, (2) 3,273,389 shares of Class A common stock issuable under our registration statements on Form S-4 in connection with acquisition transactions or earn-out obligations under prior acquisition transactions, (3) 4,185,962 shares that may be issued upon exercise of options that may be granted in the future under our 2001 Equity Participation Plan and (4) 744,398 shares for issuance under our 1999 Employee Stock Purchase Plan.

Except as otherwise required by law or in our articles of incorporation, owners of the Class A common stock and Class B common stock will vote together as a single class on all matters, including the election of directors. Our articles of incorporation provide for a separate class vote of each class of common stock in the event of any amendment that alters the terms of the Class B common stock. Pursuant to our articles of incorporation and by-laws, our Board of Directors is classified into three classes of directors, denoted as Class I, Class II and Class III. Messrs. Carr, Hawkins and Nielsen are Class I directors, Messrs. Langer and Stoops are Class II directors, and Messrs. Bernstein, Cocroft and Hebb are Class III directors.

Class A Common Stock

Voting Rights

Each share of Class A common stock is entitled to one vote. Except as noted above, and except as provided under the Florida Business Corporation Act, the holders of shares of Class A common stock and Class B common stock vote together as a single class on all matters on which shareholders are permitted or entitled to vote.

Convertibility

There are no conversion provisions applicable to the Class A Common Stock.

Class B Common Stock

Voting Rights

Each share of Class B common stock is entitled to ten votes for each share on all matters presented to the shareholders. Except as provided under the Florida Business Corporation Act, the holders of the shares of Class B common stock and Class A common stock vote together as a single class on all matters on which shareholders are permitted or entitled to vote.

Convertibility

Each outstanding share of Class B common stock may, at the option of the holder thereof, at any time, be converted into one fully paid and non-assessable share of Class A common stock. Each share of outstanding Class B common stock converts into one fully paid and non-assessable share of Class A common stock immediately upon transfer to any holder other than any one or more of the following (an “Eligible Class B Shareholder”): (1) Steven E. Bernstein; (2) other members of his immediate family or their lineal descendants; (3) spouses of lineal descendants or lineal descendants of spouses, whether alive as of the date of the articles of incorporation or born subsequently; (4) any trusts or other estate planning vehicles for the benefit of any of the foregoing, whether existing as of the date of the articles of incorporation or subsequently created; or (5) any estate or tax planning vehicles on the part of Mr. Bernstein. If the shares of Class B common stock held by Eligible Class B Shareholders in the aggregate constitute 10% or less of the outstanding shares of our common stock, or upon the death or mental incapacity of Steven E. Bernstein, each share of Class B common stock shall immediately convert into one fully paid and non-assessable share of Class A common stock. Each share of outstanding Class B common stock which is held by any Eligible Class B Shareholder will immediately convert into one share of Class A common stock at the time that the holder is no longer an Eligible Class B Shareholder.

Provisions Applicable to both the Class A and Class B Common Stock

Dividends

Each share of Class A and Class B common stock is entitled to receive dividends if, as and when declared by the Board of Directors out of funds legally available for that purpose, subject to preferences that may apply to any preferred stock that we may issue in the future. No dividends may be declared and paid to holders of shares of one class of shares of common stock unless the Board of Directors at the same time also declares and pays to the holders of the other class of shares of common stock a per share dividend equal to the dividend declared and paid to the holders of the first class of shares of common stock.

Liquidation Rights

In the event of our dissolution or liquidation, after satisfaction of all our debts and liabilities and distributions to the holders of any preferred stock that we may issue in the future, if any, of amounts to which they are preferentially entitled, holders of one class of shares of common stock will be entitled to share ratably with holders of the other class of shares of common stock in the distribution of assets to the shareholders.

Other Provisions

There are no cumulative, subscription or preemptive rights to subscribe for any additional securities which we may issue, and there are no redemption provisions, conversion provisions or sinking fund provisions applicable to the Class A and Class B common stock.

The rights and preferences of holders of both classes of common stock are subject to the rights of any series of preferred stock which we may issue in the future.

Registration Rights

Mr. Stoops has the right to have 1,144,863 shares of Class A common stock registered under the Securities Act. If at any time, Mr. Stoops requests that we file a registration statement on Form S-3 for these shares, we will use our best efforts to cause these shares to be registered subject to certain cut-back provisions; provided, however, that we may delay any registration for a period of up to three months for a valid business reason. We will not be required to file a registration statement on Form S-3 more frequently than twice a year. In addition, if we register the sale of any of our equity securities for cash, Mr. Stoops has the right to request that his shares be included in such registration statement, subject to certain cut-back provisions.

Preferred Stock

Our Board of Directors is authorized by our articles of incorporation to provide for the issuance of shares of preferred stock, in one or more series, to establish the number of shares to be included in each series, to fix the designation, rights, preferences, privileges and restrictions of the shares of each series and to increase or decrease the number of shares of any series of preferred stock, all without any further vote or action by our shareholders.

The prospectus supplement will specify as to each issuance of preferred stock:

•	the maximum number of shares;

•	the designation of the shares;

•	annual dividend rate, if any, whether the dividend rate is fixed or variable, the date dividends will accrue, the dividend payment dates and whether dividends will be cumulative;

•	the price and the terms and conditions for redemption, if any, including redemption at our option or at the option of the holders, including the time period for redemption, and any accumulated dividends or premiums;

•	the liquidation preference, if any, and any accumulated dividends upon the liquidation, dissolution or winding up of our affairs;

•	any sinking fund or similar provision, and, if so, the terms and provisions relating to the purpose and operation of the fund;

•	the terms and conditions, if any, for conversion or exchange of shares into or for any other class or classes of our capital stock or any series of any other class or classes, or into or for any other series of the same class, or any other securities or assets, including the price or the rate of conversion or exchange and the method, if any, of adjustment;

•	the voting rights; and

•	any or all other preferences and relative, participating, optional or other special rights, privileges or qualifications, limitations or restrictions.

Preferred stock will be fully paid and nonassessable upon issuance. The preferred stock or any series of preferred stock may be represented, in whole or in part, by one or more global certificates, which will represent an aggregate number of shares equal to that of the preferred stock represented by the global certificate.

Each global certificate will:

•	be registered in the name of a depositary or a nominee of the depositary identified in the prospectus supplement;

•	be deposited with such depositary or nominee or a custodian for the depositary; and

•	bear a legend regarding any restrictions on exchanges and registration of transfer and any other matters as may be provided for under the certificate of designations.

Rights Agreement

On January 11, 2002, our Board of Directors declared a dividend of one preferred share purchase right (a “Right”) for each outstanding share of Class A Common Stock and Class B Common Stock (together, the “Common Stock”). The dividend was paid on January 25, 2002 (the “Record Date”) to the shareholders of record on that date. Each Right entitles the registered holder to purchase from us one one-thousandth of a share of our Series E Junior Participating Preferred Stock, par value $.01 per share (the “Preferred Stock”), at a price of $70.00 per one one-thousandth of a share of Preferred Stock (as the same may be adjusted, the “Purchase Price”). The description and terms of the Rights are set forth in a Rights Agreement dated as of January 11, 2002 (as the same may be amended from time to time, the “Rights Agreement”), between us and EquiServe Trust Company, N.A., a federally chartered trust company, as Rights Agent (the “Rights Agent”).

Until the close of business on the earlier of (i) 10 days following a public announcement that a person (other than an Exempt Person (as defined below)) or group of affiliated or associated persons (an “Acquiring Person”) has acquired beneficial ownership of 15% or more of the shares of Common Stock then outstanding or (ii) 10 business days following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person (other than an Exempt Person) or group of 15% or more of the shares of Common Stock then outstanding (including, in the case of both clause (i) and (ii), any such date which is after the date of this Rights Agreement and prior to the issuance of the Rights) (the earlier of such dates being herein referred to as the “Distribution Date”), the Rights will be evidenced by the shares of Common Stock represented by certificates for Common Stock or shares of Common Stock represented by ownership statements issued with respect to uncertificated shares of Common Stock (“Ownership Statements”) outstanding as of the Record Date, by such Common Stock certificate or Ownership Statement together with a copy of the summary of rights disseminated in connection with the original dividend of Rights.

“Exempt Person” shall mean us, any of our subsidiaries (in each case including, without limitation, in its fiduciary capacity), any of our employee benefit plans or our subsidiaries’ employee benefit plans, or any entity or trustee holding Common Stock for or pursuant to the terms of any such plan or for the purpose of funding any such plan or funding other employee benefits for our employees or any of our subsidiaries’ employees.

The Rights Agreement provides that, until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferable only in connection with the transfer of Common Stock. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for shares of Common Stock, or the transfer of any shares of Common Stock represented by an Ownership Statement, outstanding as of the Record Date, even without a notation incorporating the Rights Agreement by reference or a copy of the summary of rights, will also constitute the transfer of the Rights associated with the shares of Common Stock represented by such certificate or Ownership Statement. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (“Right Certificates”) will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

The Rights are not exercisable until the Distribution Date. The Rights will expire on January 10, 2012 (the “Final Expiration Date”), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by us, in each case as described below.

The Purchase Price payable, and the number of shares of Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Stock, (ii) upon the grant to holders of the Preferred Stock of certain rights or warrants to subscribe for or purchase Preferred Stock at a price, or securities convertible into Preferred Stock with a conversion price, less than the then-current market price of the Preferred Stock or (iii) upon the distribution to holders of the Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in Preferred Stock) or of subscription rights or warrants (other than those referred to above).

The Rights are also subject to adjustment in the event of a stock dividend on the Common Stock payable in shares of Common Stock or subdivisions, consolidations or combinations of the Common Stock occurring, in any such case, prior to the Distribution Date.

Shares of Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Each share of Preferred Stock will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment of the greater of (a) $1 per share and (b) an amount equal to 1,000 times the dividend declared per share of Common Stock. In the event of our liquidation, dissolution or winding up, the holders of the Preferred Stock will be entitled to a minimum preferential liquidation payment of $1,000 per share (plus any accrued but unpaid dividends) but will be entitled to an aggregate 1,000 times the payment made per share of Common Stock. Each share of Preferred Stock will have 1,000 votes, voting together with the Common Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Common Stock are converted or exchanged, each share of Preferred Stock will be entitled to receive 1,000 times the amount received per share of Common Stock. These rights are protected by customary antidilution provisions.

Because of the nature of the Preferred Stock’s dividend, liquidation and voting rights, the value of the one one-thousandth interest in a share of Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of Class A Common Stock.

In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereupon become void), will thereafter have the right to receive upon exercise of a Right and payment of the Purchase Price, that number of shares of Class A Common Stock having a market value of two times the Purchase Price.

In the event that, after a person or group has become an Acquiring Person, we are acquired in a merger or other business combination transaction or 50% or more of our consolidated assets or earning power is sold, proper provision will be made so that each holder of a Right (other than Rights beneficially owned by an Acquiring Person which will have become void) will thereafter have the right to receive, upon the exercise thereof at the then-current exercise price of the Right, that number of shares of common stock of the person with whom we have engaged in the foregoing transaction (or its parent), which number of shares at the time of such transaction will have a market value of two times the Purchase Price.

At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding shares of Common Stock or the occurrence of an event described in the prior paragraph, our Board of Directors may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at any exchange ratio of one share of Class A Common Stock, or a fractional share of Preferred Stock (or of a share of a similar class or series of our preferred stock having similar rights, preferences and privileges) of equivalent value, per Right (subject to adjustment).

With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares of Preferred Stock will be issued (other than fractions which are integral multiples of one one-thousandth of a share of Preferred Stock, which may, at our election, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Stock on the last trading day prior to the date of exercise.

At any time prior to the time an Acquiring Person becomes such, our Board of Directors may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the “Redemption Price”). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

For so long as the Rights are then redeemable, we may, except with respect to the Redemption Price, amend the Rights Agreement in any manner. After the Rights are no longer redeemable, we may, except with respect to the Redemption Price, amend the Rights Agreement in any manner that does not adversely affect the interests of holders of the Rights.

Until a Right is exercised or exchanged, the holder thereof, as such, will have no rights as a stockholder of our company, including, without limitation, the right to vote or to receive dividends.

Anti-takeover Effects of our Articles of Incorporation and Bylaws

Pursuant to our Articles of Incorporation, our Board of Directors is divided into three classes of directors, denoted as Class I, Class II and Class III. Messrs. Carr, Hawkins and Nielsen are Class I directors, Messrs. Langer and Stoops are Class II directors, and Messrs. Bernstein, Cocroft and Hebb are Class III directors. Newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors shall be filled by a majority of the directors then in office. Our classified Board of Directors will have the result, unless directors are removed, that at least two annual meetings of shareholders will be required for a majority of shareholders to make a change in control of the Board of Directors.

Our Articles of Incorporation provide that our Board of Directors may provide further issuance of Preferred Stock, in one or more series, to establish the number of shares to be included in each series, to fix the designation, rights, preferences, privileges and restrictions of the shares of each series and to increase or decrease the number of shares of any series of Preferred Stock, all without any further vote or action by our shareholders. The existence of authorized but unissued and unreserved Preferred Stock may enable our Board of Directors to issue shares to persons friendly to current management, which could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of our management.

Indemnification

Both our Articles of Incorporation and Bylaws provide for indemnification of our directors and officers to the fullest extent permitted by the Florida Business Corporation Act. In addition, we maintain and pay premiums on an insurance policy on behalf of our directors and officers covering losses from certain claims.

Transfer Agent

The transfer agent and registrar for our Class A common stock is Equiserve Trust Company, N.A.

Description of Debt Securities

The debt securities will primarily be our unsecured direct obligations. Subject to the terms of our current indebtedness, we may also offer debt securities that will be our secured direct obligations. The secured debt securities, if offered, may be secured with all or a portion of our assets. The debt securities may be senior or subordinated indebtedness. The debt securities will be issued under one or more indentures between us and a trustee. Any indenture will be subject to, and governed by, the Trust Indenture Act of 1939, as amended. The statements made in this prospectus relating to any indenture and the debt securities to be issued under any indenture are summaries of certain anticipated provisions of the indentures, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the indentures and the debt securities.

General

We have filed with the registration statement relating to the offered securities a form of indenture relating to our senior securities and a form of indenture relating to our senior subordinated securities and subordinated securities. Our senior debt securities will rank equally and ratably in right of payment with other indebtedness of ours that is not subordinated, including but not limited to our 9 3/4% Senior Discount Notes due 2011 and our 8 1/2% Senior Notes due 2012. If we issue subordinated debt securities, they will be subordinated in right of payment to the prior payment in full of senior indebtedness, as defined in the applicable prospectus supplement, and may rank equally and ratably with any other subordinated indebtedness. They may, however, also be subordinated in right of payment to senior subordinated securities. See “—Subordination.” We may issue the debt securities without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of our Board of Directors or as established in one or more supplemental indentures. We need not issue all debt securities of one series at the same time. Unless we otherwise provide, we may reopen a series, without the consent of the holders of such series, for issuances of additional securities of that series.

We anticipate that any indenture will provide that we may, but need not, designate more than one trustee under an indenture, each with respect to one or more series of debt securities. Any trustee under any indenture may resign or be removed with respect to one or more series of debt securities, and a successor trustee may be appointed to act with respect to that series. The applicable prospectus supplement will describe the specific terms relating to the series of debt securities we will offer, including, where applicable, the following:

•	the title and series designation and whether they are senior securities, senior subordinated securities or subordinated securities;

•	the aggregate principal amount of the securities;

•	the percentage of the principal amount at which we will issue the debt securities and, if other than the principal amount of the debt securities;

•	the portion of the principal amount of the debt securities payable upon declaration of acceleration of the maturity of the debt securities, or if convertible, the initial conversion price, the conversion period and any other terms governing such conversion;

•	the stated maturity date;

•	any fixed or variable interest rate or rates per annum;

•	the date from which interest may accrue and any interest payment dates;

•	any sinking fund requirements;

•	any provisions for redemption, including the redemption price and any remarketing arrangements;

•	whether the securities are denominated or payable in United States dollars or a foreign currency or units of two or more foreign currencies;

•	the events of default and covenants of such securities, to the extent, different from or in addition to those described in this prospectus;

•	whether we will issue the debt securities in certificated and/or book-entry form;

•	whether the debt securities will be in registered or bearer form and, if in registered form, the denominations if other than in even multiples of $1,000 and, if in bearer form, the denominations and terms and conditions relating thereto;

•	whether we will issue any of the debt securities in permanent global form and, if so, the terms and conditions, if any, upon which interests in the global security may be exchanged, in whole or in part, for the individual debt securities represented by the global security;

•	the applicability, if any, of the defeasance and covenant defeasance provisions described in this prospectus or any prospectus supplement;

•	whether we will pay additional amounts on the securities in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities instead of making this payment; and

•	the subordination provisions, if any, relating to the debt securities. We may issue debt securities at less than the principal amount payable upon maturity (we refer to these securities as “original issue discount securities”). If material or applicable, we will describe in the applicable prospectus supplement special U.S. federal income tax, accounting and other considerations applicable to original issue discount securities.

Except as described under “—Merger, Consolidation or Sale of Assets” or as may be set forth in any prospectus supplement, an indenture will not contain any other provisions that would limit our ability to incur indebtedness or that would afford holders of the debt securities protection in the event of a highly leveraged or similar transaction involving us or in the event of a change of control. You should review carefully the applicable prospectus supplement for information with respect to events of default and covenants applicable to the securities being offered.

Denominations, Interest, Registration and Transfer

Unless otherwise described in the applicable prospectus supplement, we will issue the debt securities of any series that are registered securities in denominations that are even multiples of $1,000, other than global securities, which may be of any denomination.

Unless otherwise specified in the applicable prospectus supplement, we will pay the interest on and principal of and premium, if any, on any debt securities at the corporate trust office of the trustee. At our option, however, we may make payment of interest by check mailed to the address of the person entitled to the payment as it appears in the applicable register or by wire transfer of funds to that person at an account maintained within the United States.

If we do not punctually pay or duly provide for interest on any interest payment date, the defaulted interest will be paid either:

•	to the person in whose name the debt security is registered at the close of business on a special record date to be fixed by the applicable trustee; or

•	in any other lawful manner, all as more completely described in the applicable indenture.

You may have your debt securities broken into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. This is called an “exchange.”

You may exchange or transfer debt securities at the office of the trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may change this appointment to another entity or perform it ourselves. The entity performing the role of maintaining the list of registered holders is called the “security registrar.” It will also perform transfers.

You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The security registrar will make the transfer or exchange only if it is satisfied with your proof of ownership.

Merger, Consolidation or Sale of Assets

Under any indenture, we are generally permitted to consolidate or merge with another company. We are also permitted to sell substantially all of our assets to another company, or to buy substantially all of the assets of another company. However, we may not take any of these actions unless all the following conditions are met:

•	If we merge out of existence or sell our assets, the other company must be a corporation, partnership or other entity organized under the laws of a State or the District of Columbia or under federal law. The other company must agree to be legally responsible for the debt securities.

•	The merger, sale of assets or other transaction must not cause a default on the debt securities. In addition, we must not already be in default, unless the merger or other transaction would cure the default. A default for this purpose would include any event that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded.

•	Any other condition described in the applicable prospectus supplement.

Events of Default and Related Matters

Events of Default

The term “event of default” means any of the following:

•	We do not pay the principal or any premium on a debt security on its due date.

•	We do not pay interest on a debt security within 30 days of its due date.

•	We do not deposit any sinking fund payment on its due date.

•	We remain in breach of any other term of the applicable indenture for 60 days after we receive a notice of default stating we are in breach. Either the trustee or holders of 25% of the principal amount of debt securities of the affected series may send the notice.

•	We file for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur.

•	Any other event of default described in the applicable prospectus supplement occurs.

Remedies If an Event of Default Occurs

If an event of default has occurred and has not been cured, the trustee or the holders of a significant portion in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. If an event of default occurs because of certain events in bankruptcy, insolvency or reorganization, the principal amount of all the debt securities of that series will be automatically accelerated, without any action by the trustee or any holder. At any time after the trustee or the holders have accelerated any series of debt securities, but before a judgment or decree for payment of the money due has been obtained, the holders of at least a majority in principal amount of the debt securities of the affected series may, under certain circumstances, rescind and annul such acceleration.

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the applicable indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. This is known as an indemnity. If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the applicable indenture, subject to certain limitations.

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	You must give the trustee written notice that an event of default has occurred and remains uncured.

•	The holders of at least 25% in principal amount of all outstanding securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

•	The trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your security after its due date.

We will furnish to the trustee every year a written statement of certain of our officers certifying that to their knowledge we are in compliance with the applicable indenture and the debt securities, or else specifying any default.

Modification of an Indenture

We will set forth in the applicable prospectus supplement the terms and conditions upon which we can make changes to an indenture or the debt securities. There are three types of changes we can make to the indentures and the debt securities:

Changes Requiring Unanimous Approval

First, there are changes we cannot make to your debt securities without your specific approval. Following is a list of those types of changes:

•	change the stated maturity of the principal or interest on a debt security;

•	reduce any amounts due on a debt security;

•	reduce the amount of principal payable upon acceleration of the maturity of a debt security following a default;

•	change the place or currency of payment on a debt security; and

•	impair your right to sue for payment.

Changes Requiring a Majority Vote

The second type of change to an indenture and the debt securities is the kind that requires a vote in favor by holders of debt securities owning a majority of the principal amount of the particular series affected. Most changes fall into this category, except for clarifying changes and certain other changes that would not adversely affect holders of the debt securities. We require the same vote to obtain a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of an indenture or the debt securities listed in the first category described under “—Changes Requiring Unanimous Approval” unless we obtain your individual consent to the waiver.

Changes Not Requiring Approval

The third type of change does not require any vote by holders of debt securities. This type is limited to clarifications and certain other changes that would not adversely affect holders of the debt securities.

Further Details Concerning Voting.

When taking a vote, we will use the following rules to decide how much principal amount to attribute to a debt security:

•	For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default.

•	For debt securities whose principal amount is not known, we will use a special rule for that security described in the applicable prospectus supplement. An example is if the principal amount is based on an index.

•	For debt securities denominated in one or more foreign currencies or currency units, we will use the U.S. dollar equivalent.

Debt securities are not considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption or if we or one of our affiliates own them. Debt securities are also not eligible to vote if they have been fully defeased as described immediately below under “—Discharge, Defeasance and Covenant Defeasance—Full Defeasance.”

We are generally entitled to set any day as a record date for the purpose of determining the holders of outstanding securities entitled to vote or take other action under an indenture. If we set a record date, only persons who are holders of outstanding securities of the applicable series on the record date may vote or take the action. Moreover, the applicable holders must vote or take the action within 180 days following the record date or another period that we may specify. We may shorten or lengthen this period from time to time.

Discharge, Defeasance and Covenant Defeasance

Discharge

We may discharge some obligations to holders of any series of debt securities that either have become due and payable or will become due and payable within one year, or scheduled for redemption within one year, by irrevocably depositing with the trustee, in trust, funds in the applicable currency in an amount sufficient to pay the debt securities, including any premium and interest.

Full Defeasance

We can, under particular circumstances, effect a full defeasance of your series of debt securities. By this we mean we can legally release ourselves from any payment or other obligations on the debt securities if we put in place the following arrangements to repay you:

•	We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

•	The current federal tax law must be changed or an IRS ruling must be issued permitting the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves. Under current federal tax law, the deposit and our legal release from the debt securities would be treated as though we took back your debt securities and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on the debt securities you give back to us.

•	We must deliver to the trustee a legal opinion confirming the tax law change described above.

If we did accomplish full defeasance, you would have to rely solely on the trust deposit for repayment on the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent. You would also be released from any subordination provisions.

Covenant Defeasance

Under current federal tax law, we can make the same type of deposit described above and be released from some of the restrictive covenants in the debt securities. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the securities and you would be released from any subordination provisions. In order to achieve covenant defeasance, we must do the following:

•	We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

•	We must deliver to the trustee a legal opinion confirming that under current federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.

If we accomplish covenant defeasance, the following provisions of an indenture and the debt securities would no longer apply:

•	Any covenants applicable to the series of debt securities and described in the applicable prospectus supplement.

•	Any subordination provisions.

•	Certain events of default relating to breach of covenants and acceleration of the maturity of other debt set forth in any prospectus supplement.

If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit. If one of the remaining events of default occurs, for example, our bankruptcy, and the debt securities become immediately due and payable, there may be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Subordination

We will set forth in the applicable prospectus supplement the terms and conditions, if any, upon which any series of senior subordinated securities or subordinated securities is subordinated to debt securities of another series or to other indebtedness of ours. The terms will include a description of:

•	the indebtedness ranking senior to the debt securities being offered;

•	the restrictions on payments to the holders of the debt securities being offered while a default with respect to the senior indebtedness is continuing;

•	the restrictions, if any, on payments to the holders of the debt securities being offered following an event of default; and

•	provisions requiring holders of the debt securities being offered to remit some payments to holders of senior indebtedness.

Global Securities

If so set forth in the applicable prospectus supplement, we may issue the debt securities of a series in whole or in part in the form of one or more global securities that will be deposited with a depositary identified in the prospectus supplement. We may issue global securities in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to any series of debt securities will be described in the prospectus supplement.

Description of Depositary Shares

General

The description shown below and in any applicable prospectus supplement of certain provisions of any deposit agreement and of the depositary shares and depositary receipts representing depositary shares does not purport to be complete and is subject to and qualified in its entirety by reference to the forms of deposit agreement and depositary receipts relating to each applicable series of preferred stock. The deposit agreement and the depositary receipts contain the full legal text of the matters described in this section. We will file a copy of those documents with the Commission at or before the time of the offering of the applicable series of preferred stock. This summary also is subject to and qualified by reference to the description of the particular terms of your series of depositary shares described in the applicable prospectus supplement.

We may, at our option, elect to offer fractional interests in shares of preferred stock, rather than shares of preferred stock. If we exercise this option, we will appoint a depositary to issue depositary receipts representing those fractional interests. These receipts are known as depositary shares. Preferred stock of each series represented by depositary shares will be deposited under a separate deposit agreement between us and the depositary. The prospectus supplement relating to a series of depositary shares will show the name and address of the depositary. Subject to the terms of the applicable deposit agreement, each owner of depositary shares will be entitled to all of the dividend, voting, conversion, redemption, liquidation and other rights and preferences of the preferred stock represented by those depositary shares.

Upon surrender of depositary receipts by a holder of depositary shares at the office of the depositary, and upon payment of the charges provided in and subject to the terms of the deposit agreement, the holder of depositary shares is entitled to receive the shares of preferred stock underlying the surrendered depositary receipts.

Dividends and Other Distributions

A depositary will be required to distribute all cash dividends or other cash distributions received in respect of the applicable preferred stock to the record holders of depositary receipts evidencing the related depositary shares in proportion to the number of depositary receipts owned by the holders. Fractions will be rounded down to the nearest whole cent.

If the distribution is other than in cash, a depositary will be required to distribute property received by it to the record holders of depositary receipts entitled thereto, unless the depositary determines that it is not feasible to make the distribution. In that case, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

No distributions will be made on any depositary shares that represent preferred stock converted or exchanged. The deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights offered by us to holders of the preferred stock will be made available to holders of depositary shares. All distributions are subject to obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the depositary.

Withdrawal of Preferred Stock

You may receive the number of whole shares of your series of preferred stock and any money or other property represented by those depositary receipts after surrendering the depositary receipts at the corporate trust office of the depositary. Partial shares of preferred stock will not be issued. If the depositary shares which you surrender exceed the number of depositary shares that represent the number of whole shares of preferred stock you wish to withdraw, then the depositary will deliver to you at the same time a new depositary receipt evidencing the excess number of depositary shares. Once you have withdrawn your preferred stock, you will not be entitled to re-deposit that preferred stock under the deposit agreement in order to receive depositary shares. We do not expect that there will be any public trading market for withdrawn shares of preferred stock.

Redemption of Depositary Shares

If we redeem a series of the preferred stock underlying the depositary shares, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of the series held by the depositary. The depositary will mail notice of redemption not less than 30 and not more than 60 days before the date fixed for redemption to the record holders of the depositary receipts evidencing the depositary shares we are redeeming at their addresses appearing in the depositary’s books. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to the series of the preferred stock. Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares relating to shares of preferred stock so redeemed. If we are redeeming less than all of the depositary shares, the depositary will select the depositary shares we are redeeming by lot or pro rata as the depositary may determine.

After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed outstanding. All rights of the holders of the depositary shares and the related depositary receipts will cease at that time, except the right to receive the money or other property to which the holders of depositary shares were entitled upon redemption. Receipt of the money or other property is subject to surrender to the depositary of the depositary receipts evidencing the redeemed depositary shares.

Voting of the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the applicable preferred stock are entitled to vote, a depositary will be required to mail the information contained in the notice of meeting to the record holders of the applicable depositary receipts. Each record holder of depositary receipts on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred stock represented by the holder’s depositary shares. The depositary will try, as practical, to vote the shares as you instruct. We will agree to take all reasonable action that the depositary deems necessary in order to enable it to do so. If you do not instruct the depositary how to vote your shares, the depositary will abstain from voting those shares.

Liquidation Preference

Upon our liquidation, whether voluntary or involuntary, the holders of each depositary share will be entitled to the fraction of the liquidation preference accorded each share of preferred stock represented by the depositary share, as shown in the applicable prospectus supplement.

Conversion or Exchange of Preferred Stock

The depositary shares will not themselves be convertible into or exchangeable for Class A common stock, preferred stock or any of our other securities or property. Nevertheless, if so specified in the applicable prospectus supplement, the depositary receipts may be surrendered by holders to the applicable depositary with written instructions to it to instruct us to cause conversion of the preferred stock represented by the depositary shares. Similarly, if so specified in the applicable prospectus supplement, we may require you to surrender all of your depositary receipts to the applicable depositary upon our requiring the exchange of the preferred stock represented by the depositary shares into our debt securities. We will agree that, upon receipt of the instruction and any amounts payable in connection with the conversion or exchange, we will cause the conversion or exchange using the same procedures as those provided for delivery of preferred stock to effect the conversion or exchange. If you are converting only a part of the depositary shares, the depositary will issue you a new depositary receipt for any unconverted depositary shares.

Taxation

As owner of depositary shares, you will be treated for U.S. federal income tax purposes as if you were an owner of the series of preferred stock represented by the depositary shares. Therefore, you will be required to take into account for U.S. federal income tax purposes income and deductions to which you would be entitled if you were a holder of the underlying series of preferred stock. In addition:

•	no gain or loss will be recognized for U.S. federal income tax purposes upon the withdrawal of preferred stock in exchange for depositary shares as provided in the deposit agreement;

•	the tax basis of each share of preferred stock to you as exchanging owner of depositary shares will, upon exchange, be the same as the aggregate tax basis of the depositary shares exchanged for the preferred stock; and

•	if you held the depositary shares as a capital asset at the time of the exchange for preferred stock, the holding period for shares of the preferred stock will include the period during which you owned the depositary shares.

Amendment and Termination of a Deposit Agreement

We and the applicable depositary are permitted to amend the provisions of the depositary receipts and the deposit agreement. However, the holders of at least a majority of the applicable depositary shares then outstanding must approve any amendment that adds or increases fees or charges or prejudices an important right of holders. Every holder of an outstanding depositary receipt at the time any amendment becomes effective, by continuing to hold the receipt, will be bound by the applicable deposit agreement as amended.

Any deposit agreement may be terminated by us upon not less than 30 days’ prior written notice to the applicable depositary if a majority of each series of preferred stock affected by the termination consents to the termination. When that occurs, the depositary will be required to deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by the holder, the number of whole or fractional shares of preferred stock as are represented by the depositary shares evidenced by the depositary receipts, together with any other property held by the depositary with respect to the depositary receipts. In addition, a deposit agreement will automatically terminate if:

•	all depositary shares outstanding shall have been redeemed;

•	there shall have been a final distribution in respect of the related preferred stock in connection with our liquidation and the distribution shall have been made to the holders of depositary receipts evidencing the depositary shares underlying the preferred stock; or

•	each of the shares of related preferred stock shall have been converted or exchanged into securities not represented by depositary shares.

Charges of a Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of a deposit agreement. In addition, we will pay the fees and expenses of a depositary in connection with the initial deposit of the preferred stock and any redemption of preferred stock. However, holders of depositary receipts will pay any transfer or other governmental charges and the fees and expenses of a depositary for any duties the holders request to be performed that are outside of those expressly provided for in the applicable deposit agreement.

Resignation and Removal of Depositary

A depositary may resign at any time by delivering to us notice of its election to do so. In addition, we may at any time remove a depositary. Any resignation or removal will take effect when we appoint a successor depositary and it accepts the appointment. We must appoint a successor depositary within 60 days after delivery of the notice of resignation or removal. A depositary must be a bank or trust company having its principal office in the United States that has a combined capital and surplus of at least $50 million.

Miscellaneous

A depositary will be required to forward to holders of depositary receipts any reports and communications from us that are received by it with respect to the related preferred stock.

Neither a depositary nor we will be liable if it is prevented from or delayed in performing its obligations under a deposit agreement by law or any circumstances beyond its control. Our obligations and those of the depositary under a deposit agreement will be limited to performing their duties in good faith and without gross negligence or willful misconduct. Neither we nor any depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or related preferred stock unless satisfactory indemnity is furnished. We and each depositary will be permitted to rely on written advice of counsel or accountants, on information provided by persons presenting preferred stock for deposit, by holders of depositary receipts, or by other persons believed in good faith to be competent to give the information, and on documents believed in good faith to be genuine and signed by a proper party.

If a depositary receives conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and us, on the other hand, the depositary shall be entitled to act on the claims, requests or instructions received from us.

Description of Warrants

We have no warrants outstanding. We may issue warrants for the purchase of debt securities, Class A common stock or preferred stock. Warrants may be issued independently or together with any other securities offered by any prospectus supplement and may be attached to or separate from such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent specified in the applicable prospectus supplement. The warrant agent will act solely as an agent of ours in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders of the warrants. Further terms of the warrants and the applicable warrant agreements will be set forth in the applicable prospectus supplement. Copies of the form of warrant agreement and warrant will be filed as exhibits to or incorporated by reference in the registration statement of which this prospectus forms a part, and the following summary is qualified in its entirety by reference to such exhibits.

The applicable prospectus supplement will describe the terms of the warrants, including, where applicable, the following:

•	the title of the warrants;

•	the aggregate number of warrants;

•	the price or prices at which warrants will be issued;

•	the designation, terms and number of securities purchasable upon exercise of warrants;

•	the designation and terms of the securities, if any, with which warrants are issued and the number of warrants issued with each security;

•	the date, if any, on and after which warrants and the related securities will be separately transferable;

•	the price at which each security purchasable upon exercise of warrants may be purchased;

•	the date on which the right to exercise the warrants shall commence and the date on which that right shall expire;

•	the minimum or maximum amount of warrants which may be exercised at any one time;

•	information with respect to book-entry procedures, if any; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Selling Shareholders

The table below sets forth, as of April 30, 2005, certain information with respect to the beneficial ownership of our capital stock by the selling shareholders. The information below is based on information provided by or on behalf of the selling shareholders. The selling shareholders may offer all, some or none of the Class A common stock. In addition, the selling shareholders identified below may have sold, transferred or otherwise disposed of all or a portion of their Class A common stock since the date on which they provided the information regarding their Class A common stock.

At April 30, 2005, we had outstanding 65,670,554 shares of Class A common stock and no shares of Class B common stock. At April 30, 2005 there were no other classes or series of capital stock which had any shares issued and outstanding.

Selling Shareholder	Nature of Relationship with SBA	Title of Class	Number of Shares Owned Before the Offering		Number of Shares to be sold(1)	Number of Shares to be Owned After Offering(1)		Percentage of Shares to be Owned After Offering(1)
Jeffrey A. Stoops	Chief Executive Officer, President and Director	Class A Common Stock	1,006,822	(2)	175,000	831,822	(2)	1.3%

Calculated Risk Partners, L.P.	Affiliate(3)	Class A Common Stock	919,863		50,000	869,863		1.3%

Total			1,926,685		225,000	1,701,685		2.6%

(1) Assumes the sale of all shares registered in this shelf registration statement. The prospectus supplement will specify the amount, if any, to be offered by each selling shareholder and the number and percentage that will be owned after the specific offering.

(2) Includes 544,804 options to purchase shares of our Class A common stock.

(3) Mr. Stoops and his spouse control the general partner of Calculated Risk Partners, L.P., a Delaware limited partnership.

Plan of Distribution

Securities To Be Sold By Us

We may offer and sell the securities directly to or through underwriting syndicates represented by managing underwriters, to or through underwriters without a syndicate or through dealers or agents. The prospectus supplement with respect to the offered securities will set forth the terms of the offering, including the following:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price and the proceeds we will receive from the sale;

•	any underwriting discounts, agency fees and other items constituting underwriters’ or agents’ compensation; and

•	the initial public offering price and any discounts or concessions allowed, re-allowed or paid to dealers.

If any underwriters are involved in the offer and sale, the securities will be acquired by the underwriters and may be resold by them, either at a fixed public offering price established at the time of offering or from time to time in one or more negotiated transactions or otherwise, at prices related to prevailing market prices determined at the time of sale. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to conditions precedent and the underwriters will be obligated to purchase all the securities described in the prospectus supplement if any are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

We may offer and sell the securities directly or through an agent or agents designated by us from time to time. An agent may sell securities it has purchased from us as principal to other dealers for resale to investors and other purchasers, and may reallow all or any portion of the discount received in connection with the purchase from us to the dealers. After the initial offering of the securities, the offering price (in the case of securities to be resold at a fixed offering price), the concession and the discount may be changed. Any agent participating in the distribution of the securities may be deemed to be an “underwriter,” as that term is defined in the Securities Act of 1933, of the securities so offered and sold.

If any underwriters are involved in the offer and sale, they will be permitted to engage in transactions that maintain or otherwise affect the price of the securities. These transactions may include over-allotment transactions, purchases to cover short positions created by the underwriter in connection with the offering and the imposition of penalty bids. If an underwriter creates a short position in the securities in connection with the offering, i.e., if it sells more securities than set forth on the cover page of the applicable prospectus supplement, the underwriter may reduce that short position by purchasing the securities in the open market. In general, purchases of a security to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. As noted above, underwriters may also choose to impose penalty bids on other underwriters and/or selling group members. This means that if underwriters purchase securities on the open market to reduce their short position or to stabilize the price of the securities, they may reclaim the amount of the selling concession from those underwriters and/or selling group members who sold such securities as part of the offering.

Neither we nor any underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the securities. In addition, neither we nor any underwriter make any representation that such underwriter will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification by us against some liabilities, including liabilities under the Securities Act of 1933.

The place and time of delivery for the securities in respect of which this prospectus is delivered will be set forth in the applicable prospectus supplement if appropriate.

Unless otherwise indicated in the prospectus supplement, each series of offered securities will be a new issue of securities and, other than the Class A common stock, which is listed on the Nasdaq National Market, for which there currently is no market. Any underwriters to whom securities are sold for public offering and sale may make a market in such series of securities as permitted by applicable laws and regulations, but such underwriters will not be obligated to do so, and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the securities.

Underwriters, agents and dealers may engage in transactions with or perform services, including various investment banking and other services, for us and/or any of our affiliates in the ordinary course of business.

Securities To Be Sold By The Selling Shareholders

The selling shareholders and their successors, which term includes their transferees, pledgees or donees or their successors, may sell the Class A common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or the purchasers, which discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The Class A common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. The Class A common stock may be sold by one or more of, or a combination of, the following:

•	a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus;

•	an exchange distribution in accordance with the rules of such exchange;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

•	in privately negotiated transactions.

In connection with the sale of the Class A common stock, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions which may in turn engage in short sales of the Class A common stock and deliver these securities to close out such short positions, or loan or pledge the Class A common stock to broker-dealers that in turn may sell these securities.

The aggregate proceeds to the selling shareholders from the sale of the Class A common stock offered by them hereby will be the purchase price of such Class A common stock less discounts and commissions, if any. Each of the selling shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Class A common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

Our Class A common stock is listed for trading on the Nasdaq National Market.

In order to comply with the securities laws of some states, if applicable, the Class A common stock may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Class A common stock may not be sold unless it has been registered or qualified for sale in the applicable state or an exemption from registration or qualification requirements is available and is complied with.

The selling shareholders and any underwriters, broker-dealers or agents that participate in the sale of the Class A common stock, may be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act of 1933. Selling shareholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933 will be subject to the prospectus delivery requirements of the Securities Act of 1933. The selling shareholders have acknowledged that they understand their obligations to comply with the provisions of the Securities Exchange Act of 1934 and the rules thereunder relating to stock manipulation, particularly Regulation M, and have agreed that they will not engage in any transaction in violation of such provision.

In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. A selling shareholder may not sell any Class A common stock described herein and may not transfer, devise or gift such securities by other means not described in this prospectus.

To the extent required, the specific Class A common stock to be sold, the names of the selling shareholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

We have agreed to indemnify the selling shareholders against some important liabilities, including liabilities under the Securities Act, or to contribute to any payments these selling shareholders may be required to make in respect of these liabilities. All expenses of registration of the shares which may be offered through this prospectus will be paid by us (other than underwriting discounts and selling commissions, and fees and expenses of advisors to the selling shareholders).

Legal Matters

Certain legal matters relating to the offering will be passed upon for us by Akerman Senterfitt, Miami, Florida.

Independent Certified Registered Public Accounting Firm

The consolidated financial statements of SBA Communications Corporation and Subsidiaries as of December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, appearing in this Prospectus have been audited by Ernst & Young LLP, an independent certified registered public accounting firm, as set forth in their report thereon, appearing and incorporated by reference elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Where You Can Find More Information; Incorporation By Reference

We file annual, quarterly and special reports with the Commission. Our Commission filings are available over the Internet at the Commission’s web site at http://www.sec.gov. You may also read and copy any document we file at the Commission’s Public Reference Room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges.

We incorporate into this prospectus by reference the following documents filed by us with the Commission, other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K (unless otherwise provided below), each of which should be considered an important part of this prospectus:

Commission Filing (File No. 000-30110)	Period Covered or Date of Filing
Annual Report on Form 10-K	Year ended December 31, 2004
Current Reports on Form 8-K	January 3, 2005, February 28, 2005 and May 5, 2005 (including Item 7.01)
Description of our Class A common stock contained in the Registration Statement on Form 8-A and any amendment or report filed for the purpose of updating such description	June 9, 1999 and January 14, 2002
All subsequent documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934	After the date of this prospectus

You may request a copy of each of our filings at no cost, by writing or telephoning us at the following address, telephone or facsimile number:

SBA Communications Corporation

5900 Broken Sound Parkway NW

Boca Raton, FL 33487

Phone: (561) 995-7670

Fax: (561) 998-3448

Exhibits to a document will not be provided unless they are specifically incorporated by reference in that document.

You should rely only on the information contained in this prospectus or any supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

The information in this prospectus or any supplement may not contain all of the information that may be important to you. You should read the entire prospectus or any supplement, as well as the documents incorporated by reference in the prospectus or any supplement, before making an investment decision.

8,000,000 Shares

SBA Communications Corporation

CLASS A COMMON STOCK

PROSPECTUS SUPPLEMENT

MAY 6, 2005

LEHMAN BROTHERS